Exhibit 10.2
EXECUTION VERSION
AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
Dated as of August 10, 2007
among
AVERY DENNISON CORPORATION,
as the Borrower,
CITICORP USA, INC.
as Administrative Agent
BANK OF AMERICA, N.A.
as Syndication Agent
and
The Other Banks Party Hereto
CITIGROUP GLOBAL MARKETS INC.
and
BANC OF AMERICA SECURITIES LLC
as Joint Lead Arrangers

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Schedules

Schedule 1.01	–	Mandatory Cost Rate
Schedule 2.01	–	Commitments and Pro Rata Shares
Schedule 5.04	–	Subsidiaries
Schedule 5.09	–	Litigation
Schedule 10.06	–	Lending Offices and Addresses for Notices

Exhibits

Exhibit A	–	Notice of Borrowing
Exhibit B	–	Notice of Conversion/Continuation
Exhibit C	–	Compliance Certificate
Exhibit D	–	Assignment and Assumption

-v-

FIRST AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
     THIS FIRST AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is dated as of August 10, 2007 and is entered into by and among AVERY DENNISON CORPORATION, a Delaware corporation (the “Borrower”), the undersigned banks and other financial institutions (together with each bank and financial institution which becomes a Bank hereunder pursuant to Section 2.12 or Section 10.08, collectively the “Banks”) party hereto, CITICORP USA, INC., as Administrative Agent (the “Administrative Agent”), and BANK OF AMERICA, N.A., as Syndication Agent (the “Syndication Agent”).
RECITALS
     WHEREAS, the Borrower, certain banks and financial institutions (the “Original Banks”), Citicorp USA, Inc., as administrative agent, and Bank of America, N.A. as syndication agent, are parties to that certain Revolving Credit Agreement dated as of July 16, 2004 (the “Original Credit Agreement”); and
     WHEREAS, the Banks hereunder propose to acquire all rights and obligations of the Original Banks under the Original Credit Agreement and concurrently with such acquisition, the Borrower, the Banks, the Administrative Agent and the Syndication Agent desire, subject to the terms and conditions set forth herein, to amend and restate the Original Credit Agreement in its entirety as set forth herein in order to make Loans available for working capital, commercial paper backup and other general corporate purposes as set forth herein;
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Banks, the Administrative Agent and the Syndication Agent agree that the Original Credit Agreement is hereby amended and restated to read in its entirety as follows:
SECTION 1.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth respectively after each:
     “Acquisition” means any transaction, or any series of related transactions, consummated after the Restatement Date, by which the Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any going business or all or substantially all of the assets of any firm, corporation, or division thereof, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors or (c) acquires control of at least a majority ownership interest in any partnership or joint venture.
     “Additional Bank” has the meaning specified in Section 2.12(b).

     “Administrative Agent” means CUSA in its capacity as administrative agent for the Banks hereunder, and any successor agent arising under Section 9.08.
     “Administrative Agent’s Payment Office” means the address for payments set forth on Schedule 10.06 or such other address as the Administrative Agent may from time to time specify.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly 50% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
     “Agent Parties” has the meaning specified in Section 10.21(b).
     “Agent-Related Persons” means CUSA and any successor agent arising under Section 9.08, together with their respective Affiliates (including, in the case of CUSA, Citigroup Global Markets Inc.), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
     “Aggregate Amounts Due” has the meaning specified in Section 10.09(b).
     “Agreement” means this First Amended and Restated Revolving Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, or amended.
     “Agreement Currency” has the meaning specified in Section 10.20.
     “Alternative Currency” means each of Euro, Sterling, and each other currency that is freely available and freely transferable and convertible into Dollars and which is approved by all Banks in accordance with Section 1.07.
     “Alternative Currency Equivalent” means, with respect to any amount denominated in Dollars on any date of determination, the amount of an Alternative Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of “Dollar Equivalent,” as determined by the Administrative Agent.
     “Alternative Currency Loan” means any Loan denominated in an Alternative Currency. Each Alternative Currency Loan must be a Eurocurrency Rate Loan.

     “Applicable Margin” means, for any date of determination, for the designated Rating Level, Utilization Ratio applicable to such date of determination and Type of Loan, the following interest rates per annum:

	Applicable Margin when		Applicable Margin when
	Utilization Ratio is equal to		Utilization Ratio is greater
	or less than 0.50:1.00		than 0.50:1.00
	TYPE OF LOAN		TYPE OF LOAN
	Base Rate	Eurocurrency	Base Rate	Eurocurrency
	Loan	Rate Loan	Loan	Rate Loan
Rating Level I	0%	0.135%	0.050%	0.185%
Rating Level II	0%	0.150%	0.050%	0.200%
Rating Level III	0%	0.190%	0.050%	0.240%
Rating Level IV	0%	0.270%	0.100%	0.370%
Rating Level V	0%	0.500%	0.125%	0.625%
For purposes of this definition, “Utilization Ratio” means, as of any date of determination, the ratio of (1) the aggregate outstanding principal amount of all Loans as of such date to (2) the Commitments in effect as of such date (whether used or unused) of all Banks. The Applicable Margin shall be adjusted daily to reflect changes in the Utilization Ratio and the Rating Level applicable to the Borrower; provided, however, in the event of a change in the Borrower’s Rating Level, the Applicable Margin with respect to outstanding Eurocurrency Rate Loans will continue to be in effect until the end of the then existing Interest Period. The then existing Applicable Margins shall thereupon be effective as to any new or continued Eurocurrency Rate Loans.
     “Approved Fund” has the meaning specified in Section 10.08(g).
     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
     “Bank” has the meaning specified in the introduction to this Agreement.
     “Bank of America” means Bank of America, N.A.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as Citibank’s base rate (which is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans which may be priced at, above, or below such announced rate). Any change in such rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

     “Borrower” has the meaning specified in the introduction to this Agreement.
     “Borrowing” means any of the groups of Loans made at any one time by the Banks, and shall include any Loans outstanding on the Restatement Date. Each Borrowing shall be made up of Loans made simultaneously by the Banks. Each Loan made by each Bank shall be equal to that Banks’ pro-rata share, according to its Commitment, of the applicable Borrowing.
     “Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or the state where the Administrative Agent’s Payment Office with respect to Obligations denominated in Dollars is located and (a) if such day relates to any Eurocurrency Rate Loan denominated in a currency other than Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London interbank market or (b) if such day relates to any Eurocurrency Rate Loan denominated in Euro, means a TARGET Day.
     “Calculation Date” means, in respect of a Eurocurrency Rate Loan denominated in an Alternative Currency, (a) the date falling two Business Days (or such other period as is customary in the relevant foreign exchange market for delivery on the date of the relevant Borrowing) prior to the date of each Borrowing, (b) the date falling two Business Days (or such other period as is customary in the relevant foreign exchange market for delivery on the date of the relevant conversion or continuation of a Loan) prior to the date of conversion or continuation of any Loan pursuant to Section 2.04, or (c) such additional dates as the Administrative Agent or the Majority Banks shall specify.
     “Cash Equivalents” means, when used in connection with any Person, the Person’s Investments in:
     (a) Government Securities due within one year after the date of the making of the Investment;
     (b) certificates of deposit issued by, bank deposits in, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any Bank or any bank doing business in and incorporated under the laws of the United States of America or any state thereof, or Canada and having on the date of such Investment combined capital, surplus, and undivided profits of at least $500,000,000 in each case due within one year after the date of the making of the Investment; and
     (c) readily marketable commercial paper of corporations doing business in and incorporated under the laws of the United States of America or any state thereof, Canada or any province thereof given on the date of such Investment the highest credit rating by NCO/Moody’s Commercial Paper Division of Moody’s or S&P, in each case due within six months after the date of the making of the Investment.
     “Citibank” means Citibank, N.A.

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment” means, as to each Bank, the amount set forth opposite that Bank’s name on Schedule 2.01 hereto, as such amount may be increased under Section 2.12 or reduced under Section 2.05 or adjusted to give effect to any assignment of a commitment to make a Loan pursuant to Section 10.08.
     “Communications” has the meaning specified in Section 10.21(a).
     “Compliance Certificate” means a certificate in the form of Exhibit C signed by a Designated Officer.
     “Consolidated Debt” means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.
     “Consolidated Earnings Before Interest and Taxes” means, as of any date of determination, the earnings of the Borrower and the Consolidated Subsidiaries for the twelve month fiscal period most recently ended on or prior to such date before deducting interest expense and taxes on or measured by income charged against earnings for that period plus non-cash expenses of the Borrower and the Consolidated Subsidiaries reducing such earnings, which do not represent usage of cash in such period or any future period.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in the determination of such Consolidated Net Income, (a) Consolidated Interest for such period, (b) the provision for income taxes for such period, (c) depreciation and amortization expense for such period and (d) non-cash expenses of Borrower and the Consolidated Subsidiaries reducing such Consolidated Net Income, which do not represent usage of cash in such period or any future period.
     “Consolidated Interest” means, as of any date of determination, the interest expense of the Borrower and the Consolidated Subsidiaries for the twelve month fiscal period then ended, determined and consolidated in conformity with generally accepted accounting principles consistently applied.
     “Consolidated Net Income” means, for any fiscal year, the consolidated net income of the Borrower and the Consolidated Subsidiaries for that period, determined and consolidated in conformity with generally accepted accounting principles consistently applied.
     “Consolidated Net Worth” means, as of any date of determination, the consolidated net worth of the Borrower and the Consolidated Subsidiaries, determined in accordance with generally accepted accounting principles consistently applied, plus Subordinated Debt in an amount up to but not exceeding 20% of the consolidated net worth of the Borrower and the Consolidated Subsidiaries (minus any Subordinated Debt carried in the treasury of the Borrower or any Subsidiary).
     “Consolidated Subsidiary” means any Subsidiary of the Borrower whose financial statements are consolidated with the financial statements of the Borrower in conformity with generally accepted accounting principles consistently applied.

     “Consolidated Total Liabilities” means, as of any date of determination, all liabilities of the Borrower and the Consolidated Subsidiaries that in conformity with generally accepted accounting principles consistently applied should be reflected in the liability side of a consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as of such date of determination.
     “Consolidated Total Tangible Assets” means, as of any date of determination, all assets of the Borrower and the Consolidated Subsidiaries that in conformity with generally accepted accounting principles consistently applied should be reflected in the asset side of a consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as of such date of determination, excluding any Intangible Assets.
     “Contingent Obligation” means any guarantee of any obligation of another Person, or any agreement to become directly or indirectly responsible for an obligation of another Person, (including, without limitation, any agreement to maintain the net worth or liquidity of another Person or to purchase any obligation, goods or services of another Person, or otherwise to provide credit assurances to the holder of an obligation of another Person), or any agreement in the nature of a guarantee or having the effect of creating responsibility for the obligation of another Person, except the guarantee or agreement in the nature of a guarantee by the Borrower or a Consolidated Subsidiary of the obligations of a Consolidated Subsidiary.
     “Conversion/Continuation Date” means any date on which a conversion or continuation occurs under Section 2.04.
     “Current Anniversary Date” has the meaning specified in Section 2.11.
     “CUSA” means Citicorp USA, Inc.
     “Debt” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and deferred employee compensation obligations arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (e) all unpaid reimbursement obligations of such Person in respect of letters of credit or similar instruments but only to the extent that either (i) the issuer has honored a drawing thereunder or (ii) payment of such obligation is otherwise due under the terms thereof, (f) all Debt secured by a Lien on real property which is otherwise an obligation of such Person, and (g) all Debt of others in excess of $1,000,000 guaranteed by such Person.
     “Declining Bank” has the meaning specified in Section 2.11.
     “Default” means any event that, with the giving of notice or passage of time or both, would be an Event of Default.
     “Designated Interbank Eurocurrency Market” means, for any Eurocurrency Rate Loan an interbank Eurocurrency market designated solely by the Administrative Agent to be the appropriate interbank Eurocurrency market for that Eurocurrency Rate Loan.

     “Designated Interbank Eurocurrency Market Day” means any Business Day on which the Administrative Agent accepts deposits in the Designated Interbank Eurocurrency Market.
     “Designated Officer” means (i) the chief executive officer, (ii) chief financial officer, (iii) vice president and treasurer or (iv) vice president and controller of the Borrower.
     “Dollar Equivalent” means, as of any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the amount of Dollars that would be required to purchase the amount of the relevant Alternative Currency based on the spot rate for the purchase by Citibank of such Alternative Currency through its foreign exchange trading office on such date.
     “Dollar Loan” means any Loan denominated in Dollars.
     “Dollars” (or “$”) means the national currency of the United States of America denominated in dollars.
     “Domestic Subsidiary” means any Subsidiary whose principal place of business is located in the United States of America.
     “Eligible Assignee” has the meaning specified in Section 10.08(g).
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastrict Treaty of 1992 and the Amsterdam Treaty of 1998, as amended from time to time.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the “Euro” or otherwise).
     “Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
     “Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.
     “ERISA” means, at any date, the Employee Retirement Income Security Act of 1974 and the regulations thereunder.
     “Euro” and “€” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurocurrency Rate” means (a) for any Interest Period with respect to any Eurocurrency Rate Loan other than one referred to in subsection (b) of this definition, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 — Eurocurrency Reserve Percentage
     Where,
     “Eurocurrency Base Rate” means, for such Interest Period:
     (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or a successor servicer) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the Quotation Date for such currency.
     (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the Quotation Date for such currency, or
     (iii) in the event the rates referenced in the preceding subsections (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank to major banks in the London interbank market for such currency at their request at approximately 11:00 a.m. (London time) on the Quotation Date for such currency; and
     (b) for any Interest Period with respect to any Eurocurrency Rate Loan denominated in a currency other than Dollars and advanced by a Bank required to comply with the relevant requirements of the United Kingdom or any Participating Member State, the sum of (i) the rate determined in accordance with subsection (a) of this definition and (ii) the Mandatory Cost Rate for such Interest Period.
     “Eurocurrency Rate Loan” means a Loan that bears interest based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.
     “Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

     “Events of Default” has the meaning set forth for that term in Section 8.01.
     “Extending Bank” has the meaning specified in Section 2.11.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Citibank on such day on such transactions as determined by the Administrative Agent.
     “Foreign Bank” has the meaning specified in Section 10.08(e).
     “Fund” has the meaning specified in Section 10.08(g).
     “Government Securities” means readily marketable direct obligations of the United States of America or obligations fully guaranteed by the United States of America.
     “Governmental Agency” means (a) any federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or (c) any court, administrative tribunal, or public utility, in each case whether of the United States of America or any other nation or supranational entity.
     “Increased Commitments” has the meaning specified in Section 2.12(a).
     “Indemnified Liabilities” has the meaning specified in Section 10.10.
     “Indemnitees” has the meaning specified in Section 10.10.
     “Intangible Assets” means assets having no physical existence and that, in conformity with generally accepted accounting principles consistently applied, should be classified as intangible assets, including without limitation such intangible assets as patents, trademarks, copyrights, franchises, licenses and goodwill.
     “Interest Period” means, as to any Eurocurrency Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is convened into or continued as a Eurocurrency Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
     (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a Eurocurrency Rate Loan, the result of such extension would be to carry such

Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period for any Loan shall extend beyond the Maturity Date.
     “Investment” means, when used in connection with any Person, any investment by the Person, whether by means of purchase or other acquisition of stock or other securities or by means of loan, advance, capital contribution, guarantee, or other debt or equity participation or interest in any other Person.
     “Joint Lead Arrangers” means Citigroup Global Markets Inc. and Banc of America Securities LLC.
     “Judgment Currency” has the meaning specified in Section 10.20.
     “Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, rules and regulations, including published opinions of the court of last resort in the applicable jurisdiction, and shall include, without limitation, all of the foregoing relating to environmental matters.
     “Lending Office” means, as to any Bank, the office or offices of such Bank specified as its “Lending Office” or “Domestic Lending Office” or “Eurocurrency Lending Office”, as the, case may be, on Schedule 10.06, or such other office or offices as such Bank may from time to time notify the Borrower and the Administrative Agent.
     “Leverage Ratio” means, at any date, the ratio of Consolidated Debt at such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
     “Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any financing statement filed under the Uniform Commercial Code of any jurisdiction).
     “Loan” means each of the loans outstanding on the Restatement Date and any other loans to be made to the Borrower hereunder by each of the Banks, and may be a Eurocurrency Rate Loan or a Base Rate Loan (each a “Type” of Loan).
     “Loan Documents” means this Agreement and all other documents delivered to the Administrative Agent or any Bank in connection herewith.

     “Majority Banks” means, at any time, a Bank or Banks holding more than 50% of the aggregate principal amount of the Loans then outstanding (or if no Loans are at the time outstanding, a Bank or Banks having more than 50% of the aggregate Commitments).
     “Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Schedule 1.01.
     “Margin Stock” means “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or any successor thereto.
     “Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, the operations, business, assets, condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole.
     “Maturity Date” means the earlier to occur of: (a) August 10, 2012 or, with respect to a particular Bank, such later date as such Bank and the Borrower shall subsequently agree pursuant to Section 2.11; and (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.
     “Moody’s” means Moody’s Investors Service Inc.
     “Notice of Borrowing” means a notice in substantially the form of Exhibit A.
     “Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.
     “Obligations” means all obligations of every nature of the Borrower from time to time owed to the Administrative Agent, the Syndication Agent and the Banks under the Loan Documents.
     “Original Banks” has the meaning specified in the recitals to this Agreement.
     “Original Commitment” means, with respect to any Original Bank, immediately prior to the effectiveness of this Agreement, the amount of such Original Bank’s commitment to make a Loan pursuant to the Original Credit Agreement.
     “Original Credit Agreement” has the meaning specified in the recitals to this Agreement.
     “Overnight Rate” means, for any day, with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Citibank to major banks in the London interbank market.
     “Participant” has the meaning specified in Section 10.08(d).
     “Participating Member State” means each state so described in any EMU Legislation.

     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in ERISA) which is subject to ERISA and which is from time to time maintained by the Borrower or any of its Subsidiaries.
     “Person” means any entity, whether an individual, trustee, corporation, partnership, joint stock company, trust, unincorporated organization, union, tribe, business association or firm, joint venture, Governmental Agency, or otherwise.
     “Platform” has the meaning specified in Section 10.21(b).
     “Pro Rata Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Commitment divided by the combined Commitments of all Banks.
     “Quotation Date” means, for any Interest Period, (a) for any currency other than Sterling, the date two Business Days prior to the commencement of such Interest Period and (b) for Sterling, the first day of such Interest Period; provided that if market practice differs in the relevant interbank market for any currency, the “Quotation Date” for such currency shall be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the “Quotation Date” shall be the last of such days).
     “Rating Level I” has the meaning assigned to that term in Section 1.08.
     “Rating Level II” has the meaning assigned to that term in Section 1.08.
     “Rating Level III” has the meaning assigned to that term in Section 1.08.
     “Rating Level IV” has the meaning assigned to that term in Section 1.08.
     “Rating Level V” has the meaning assigned to that term in Section 1.08.
     “Register” has the meaning specified in Section 10.08(c).
     “Regulation D” and “Regulation U” mean, respectively, Regulation D and Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substance substituted therefor.
     “Regulatory Development” means any or all of the following: (i) any change in the Laws, or any change in the interpretation thereof by any Governmental Agency or other authority (whether or not having the force of law); (ii) any change in the application of any existing Laws by any Governmental Agency or other authority (whether or not having the force of law); and (iii) compliance by any Bank with any request or directive (whether or not having the force of law) of any monetary or fiscal agency or authority.
     “Restatement Date” means the time and Business Day on which the consummation of all of the transactions contemplated in Section 4.01 occur.

     “Restricted Margin Stock” means, as of any date of determination, all of the Margin Stock owned by the Borrower and its Subsidiaries to the extent that the fair market value thereof is not more than 25% of the aggregate fair market value of the assets of the Borrower and its Subsidiaries, determined on a consolidated basis.
     “Right of Others” means, as to any property in which a Person has an interest, any legal or equitable claim or other interest (other than a Lien) in or with respect to that property held by any other Person, and any option or right held by any other Person to acquire any such claim or other interest, including a Lien.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “Significant Subsidiary” means a Subsidiary of the Borrower with assets in excess of 3% of Consolidated Total Tangible Assets.
     “Special Euro Base Rate Borrowing” shall have the meaning assigned to that term in Section 2.03.
     “Sterling” and “₤” means the lawful currency of the United Kingdom.
     “Sterling Reference Bank” means Citibank.
     “Subordinated Debt” means, as of any date of determination, the aggregate principal amount then outstanding of indebtedness of the Borrower that is subordinated to the Obligations, on terms that (a) prohibit any payment on that indebtedness (whether principal, premium, if any, interest, or otherwise) if: (i) any event not waived hereunder has occurred and is continuing that is a Default or an Event of Default, or (ii) the payment would cause the occurrence of a Default or an Event of Default; and (b) require that, upon acceleration of that indebtedness or upon dissolution, liquidation, or reorganization of the Borrower, the Obligations must be paid in full before any payment (whether of principal, premium, if any, interest, or otherwise) may be made on that indebtedness.
     “Subsidiary” means, with respect to any Person, any corporation, partnership or joint venture whether now existing or hereafter organized or acquired: (a) in the case of a corporation of which a majority of the securities having ordinary voting power for the election of a majority of the board of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) in the case of a partnership or joint venture, in which such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.
     “Syndication Agent” has the meaning specified in the introduction to this Agreement.
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is operating.

     “to the best knowledge of” means, when modifying a representation, warranty, or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural person, known by a responsible officer, director or partner of that Person) making the representation, warranty, or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural person, should have been known by a responsible officer, director or partner of that Person).
     “Type” has the meaning specified in the definition of “Loan.”
     “Unrestricted Margin Stock” means, as of any date of determination, all of the Margin Stock owned by the Borrower and its Subsidiaries that is not Restricted Margin Stock.
     1.02 Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class.
     1.03 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, generally accepted accounting principles applied on a consistent basis, except as otherwise specifically prescribed herein.
     1.04 Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, or amended, are incorporated herein by reference.
     1.05 Exchange Rates; Alternative Currency Equivalents. On each Calculation Date, the Administrative Agent shall determine the exchange rate as of such Calculation Date to be used for calculating relevant Dollar Equivalent and Alternative Currency Equivalent amounts. The exchange rates so determined shall become effective on such Calculation Date and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current exchange rate) be the exchange rates employed in converting any amounts between the applicable currencies. Wherever in this Agreement in connection with a Borrowing, conversion or continuation of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency), as determined by the Administrative Agent.
     1.06 Redenomination of Sterling.
     (a) At such time, if any, as the United Kingdom of Great Britain and Northern Ireland adopts the Euro as its lawful currency, each obligation of each party to this Agreement to make a payment denominated in Sterling shall be redenominated into Euro at the time of such adoption (in accordance with the applicable United Kingdom legislation and the EMU Legislation). If the basis of accrual of interest expressed in this Agreement in respect of Sterling shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with that applicable to the Euro; provided that if any Borrowing in Sterling is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     1.07 Additional Committed Alternative Currencies. The Borrower may from time to time request that Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency otherwise meets the requirements set forth in such definition. Any such request shall be made to the Administrative Agent (which shall promptly notify each Bank thereof) not later than noon (New York City time) ten Business Days prior to the date of the desired Borrowing. Each Bank shall notify the Administrative Agent, not later than noon (New York City time) five Business Days after receipt of such request whether it consents, in its sole discretion, to making Loans in such requested currency. Any failure by a Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Bank to make Loans in such requested currency. If all the Banks consent to making Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder.
     1.08 Pricing Levels. For purposes of this Agreement, the following terms have the following meanings, subject to the concluding paragraph of this Section 1.08:
     “Rating Level I” means a period during which the long-term senior unsecured debt rating of the Borrower is equal to or better than (i) A+ by S&P, or (ii) A1 by Moody’s.
     “Rating Level II” means a period (other than a Rating Level I) during which the long-term senior unsecured debt rating of the Borrower is equal to or better than (i) A by S&P, or (ii) A2 by Moody’s.
     “Rating Level III” means a period (other than a Rating Level I or a Rating Level II) during which the long-term senior unsecured debt rating of the Borrower is equal to or better than (i) A- by S&P, or (ii) A3 by Moody’s.
     “Rating Level IV” means a period (other than a Rating Level I, a Rating Level II or a Rating Level III) during which the long-term senior unsecured debt rating of the Borrower is equal to or better than (i) BBB+ by S&P, or (ii) Baa1 by Moody’s.
     “Rating Level V” means any period which is not a Rating Level I, a Rating Level II, a Rating Level III, or a Rating Level IV.
     The credit ratings to be used for purposes of this Section 1.08 are those assigned to the long-term senior unsecured debt of the Borrower without third-party credit enhancement.

Any rating assigned to any other debt of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.
     If the Borrower is split-rated and the ratings differential is one level, the higher of the two ratings will apply (e.g., A+/A2 results in a Rating Level I and BBB+/A3 results in a Rating Level III). If the Borrower is split-rated and the ratings differential is more than one level, the rating one level below the higher of the two ratings shall be used (e.g., A+/A3 results in a Rating Level II). If, however, at any date the Borrower’s long-term senior unsecured debt is not rated by both S&P and Moody’s, then a Rating Level V shall apply; provided, however, if a rating by either Moody’s or S&P is unavailable because Moody’s or S&P has ceased to be in the business of providing ratings, or no longer provides ratings of companies similar to the Borrower, the rating level of the remaining rating agency shall apply.
     1.09 Amendment and Restatement. On the Restatement Date and immediately prior to the effectiveness of this Agreement, no Loans are outstanding pursuant to the Original Credit Agreement. On the Restatement Date, the Administrative Agent shall purchase and assume the Original Commitments from the Original Banks, which Original Commitments shall be (immediately upon such purchase and assumption by the Administrative Agent) amended and restated in their entirety as Commitments hereunder. The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the obligations under the Original Credit Agreement and that all such obligations are in all respects continued and outstanding as obligations under this Agreement except to the extent such obligations are modified from and after the Restatement Date as provided in this Agreement and the other Loan Documents.
SECTION 2.
LOANS
     2.01 Loans. Each Bank, severally and not jointly, agrees to purchase and assume on the Restatement Date the amount of such Bank’s Commitment hereunder set forth opposite its name on Schedule 2.01 attached hereto. Subject to the terms and conditions hereof, at any time and from time to time from the Restatement Date through the Maturity Date, each Bank severally agrees to make Loans to the Borrower in such principal amounts in Dollars or in one or more Committed Alternative Currencies as the Borrower may request that do not, in the case of all Loans made by such Bank, exceed in the aggregate outstanding at any one time the Dollar Equivalent of that Bank’s Commitment or, in the case of all Loans made by all Banks, exceed in the aggregate the Dollar Equivalent of all Banks’ combined Commitments. Within the limits of each Bank’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.07(b) and reborrow under this Section 2.01.
     2.02 Loan Accounts. The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Administrative Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.
     2.03 Procedure for Borrowing.
     (a) Each Borrowing shall be made upon the Borrower’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing in the form of Exhibit A hereto (which notice must be received by the Administrative Agent (i) prior to noon (New York City time) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Rate Loans denominated in Dollars, (ii) prior to noon (New York City time) four Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Rate Loans denominated in an Alternative Currency, (iii) prior to noon (New York City time) on the Business Day of the requested Borrowing Date, in the case of Base Rate Loans, and (iv) prior to noon (New York City time) two Business Days prior to the requested Borrowing Date, in the case of a Special Euro Base Rate Borrowing (as defined in subsection (e) below), specifying: (A) the amount and, if an Alternative Currency Loan, the currency of the Borrowing, which shall be in an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof in the case of Eurocurrency Rate Loans, and in an aggregate minimum amount of $1,000,000 or any multiple of $100,000 in excess thereof in the case of Base Rate Loans; (B) the requested Borrowing Date, which shall be a Business Day; (C) the Type of Loans comprising the Borrowing; and (D) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Eurocurrency Rate Loans, such Interest Period shall be three months. If the Borrower fails to specify a currency in a Notice of Borrowing requesting a Borrowing, then the Loans so requested shall be made in Dollars.
     (b) The Administrative Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank’s Pro Rata Share of that Borrowing.
     (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Payment Office by 2:00 p.m. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Borrower by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Borrower of like funds as received by the Administrative Agent.
     (d) After giving effect to any Borrowing, unless the Administrative Agent shall otherwise consent, there may not be more than eight different Interest Periods in effect.
     (e) The Borrower may request a Special Euro Base Rate Borrowing pursuant to Section 2.03(a)(iv). A “Special Euro Base Rate Borrowing” is a Borrowing of Base Rate Loans in Dollars, the proceeds of which, net of commissions and fees, are used by Administrative Agent, on terms and conditions agreed upon by Administrative Agent and the Borrower, to purchase Euros for the account of the Borrower for delivery at an account specified by the Borrower in London on the requested Borrowing Date. Each Bank shall make available its Pro Rata Share of any Special Euro Base Rate Borrowing in immediately available funds in Dollars pursuant to subsection (c) above.

For all purposes of this Agreement, a Special Euro Base Rate Borrowing shall be deemed a Borrowing of Base Rate Loans and shall be repaid by the Borrower in Dollars.
     2.04 Conversion and Continuation Elections.
     (a) The Borrower may, upon irrevocable written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation in the form of Exhibit B hereto in accordance with Section 2.04(b): (i) elect, as of any Business Day to convert any Base Rate Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Eurocurrency Rate Loans; (ii) elect, as of the last day of the applicable Interest Period to convert any Eurocurrency Rate Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $100,000 in excess thereof) into Base Rate Loans; or (iii) elect, as of the last day of the applicable Interest Period, to continue any Eurocurrency Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof); provided, that if at any time the aggregate amount of Eurocurrency Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Eurocurrency Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, Eurocurrency Rate Loans shall terminate.
     (b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than (i) noon (New York City time) at least three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurocurrency Rate Loans denominated in Dollars; (ii) 11:00 a.m. (New York City time) at least four Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurocurrency Rate Loans denominated in an Alternative Currency; and (iii) 11:00 a.m. (New York City time) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Loans to be converted or continued and, if an Alternative Currency Loan, the currency thereof; (C) the Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.
     (c) If upon the expiration of any Interest Period applicable to Eurocurrency Rate Loans the Borrower has failed to select timely a new Interest Period to be applicable to such Eurocurrency Rate Loans, then: (i) with respect to such Eurocurrency Rate Loans that are Dollar Loans, the Borrower shall be deemed to have elected to convert such Eurocurrency Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period; and (ii) with respect to such Eurocurrency Rate Loans that are Alternative Currency Loans, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. No Eurocurrency Rate Loan may be converted into or continued as a Eurocurrency Rate Loan denominated in a different currency, but instead must be prepaid in the original currency of such Eurocurrency Rate Loan and reborrowed in the other currency except as described in Sections 2.04(e) and 3.02(a).

     (d) The Administrative Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Administrative Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.
     (e) During the existence of a Default or Event of Default, the Borrower may not: (i) elect to have a Dollar Loan made, converted into or continued as a Eurocurrency Rate Loan; or (ii) elect to have an Alternative Currency Loan made or continued for an Interest Period greater than one month; provided, however, that Majority Banks may elect, on the last day of an Interest Period of any Alternative Currency Loan, to redenominate such Alternative Currency Loan into a Dollar Loan in a principal amount equal to the Dollar Equivalent of the amount of such Alternative Currency Loan and to convert such Dollar Loan into a Base Rate Loan.
     (f) After giving effect to any conversion or continuation of Loans, unless the Administrative Agent shall otherwise consent, there may not be more than eight different Interest Periods in effect.
     2.05 Optional Reduction or Termination of Commitments. The Borrower may at any time and from time to time, upon three Business Days’ written notice to the Administrative Agent (which shall promptly notify each Bank thereof) by telecopier, telegram, personal delivery or cable, terminate in whole or in part the unused portions of the Commitments; provided, however, that in each case each partial termination shall be in integral multiples of $1,000,000; provided, further, that the Commitments may not be reduced at any time to an amount less than the aggregate principal amount of all Borrowings then outstanding; provided, further, that after any such termination, the Commitments may not thereafter be increased in any amount without the consent of all of the Banks.
     2.06 Interest.
     (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full at the rates set forth herein both before and after default and before and after maturity and judgment, with interest on overdue interest to bear interest at the rate set forth in Section 2.06(d), to the extent permitted by applicable Laws. Upon any partial prepayment of any Base Rate Loan and upon any conversion of a Eurocurrency Rate Loan, interest accrued through the date of such prepayment shall be payable on the next following April 1, July 1, October 1 or January 1. Upon any partial or full prepayment of any Eurocurrency Rate Loan, interest accrued through the date of such payment, prepayment or conversion shall be payable on such date.
     (b) Interest accrued on each Base Rate Loan shall be due and payable on each April 1, July 1, October 1 and January 1, commencing with the first such date upon which Base Rate Loans are outstanding hereunder. The unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate.
     (c) Interest accrued on each Eurocurrency Rate Loan with an Interest Period of three months or less shall be payable on the last day of the Interest Period for that Eurocurrency Rate Loan.

Interest accrued on each six month Eurocurrency Rate Loan shall also be paid at the end of the third month of such Interest Period. The unpaid principal amount of any Eurocurrency Rate Loan shall bear interest at a rate per annum equal to the sum of the Eurocurrency Rate for that Eurocurrency Rate Loan plus the Applicable Margin.
     (d) Notwithstanding Section (b) or (c) of this Section, during the existence of an Event of Default, the unpaid principal amount of Loans (and to the extent not paid when due, interest thereon and fees) shall bear interest, to the extent permitted by applicable Laws, at a fluctuating interest rate per annum at all times equal to the interest rate otherwise applicable to such Loan (or, if not a Loan, at the interest rate per annum otherwise payable under this Agreement for Base Rate Loans) plus 2.00% per annum, payable upon demand.
     2.07 Repayment and Prepayments of Principal.
     (a) If not sooner paid, the principal indebtedness hereunder owed to each Bank shall be payable on the Maturity Date of such Bank.
     (b) The principal indebtedness hereunder may, at any time and from time to time, be prepaid in whole or in part without premium or penalty, except that: (i) any partial prepayment shall be in an amount not less than $1,000,000 or any multiple of $1,000,000 in excess thereof (or the Alternative Currency Equivalent thereof determined on the date notice of prepayment is given); (ii) the Administrative Agent must have received written notice of any prepayment at least one Business Day before the date of prepayment in the case of Base Rate Loans and at least three Business Days before the date of prepayment in the case of Eurocurrency Rate Loans (and the Administrative Agent shall promptly notify each Bank thereof); (iii) each prepayment of principal, except for partial prepayments on Base Rate Loans, shall be accompanied by prepayment of interest accrued through the date of payment on the amount of principal paid; and (iv) in the case of any prepayment of any Eurocurrency Rate Loan, the Borrower shall promptly reimburse each Bank for any loss or cost directly or indirectly resulting from the prepayment, determined as set forth in Section 3.03.
     (c) If the Administrative Agent notifies the Borrower at any time that the Dollar Equivalent of the aggregate principal amount of all outstanding Loans exceeds the combined Commitments, by reason of fluctuations in exchange rates or otherwise, the Borrower shall, within two Business Days after receipt of such notice, prepay Loans in an aggregate amount sufficient to reduce the Dollar Equivalent thereof as of the date of such payment to an amount not to exceed the combined Commitments then in effect.
     2.08 Fees.
     (a) Facility Fee. The Borrower shall pay to the Administrative Agent, for the account of the Banks ratably in proportion to their Commitments, a facility fee on the daily average aggregate amount of the Commitments (including both the portion thereof that is used and the portion thereof that is unused), at the rate of (i) 0.040% per annum during each Rating Level I, (ii) 0.050% per annum during each Rating Level II, (iii) 0.060% per annum during each Rating Level III, (iv) 0.080% per annum during each Rating Level IV, and (v) 0.125% per annum during each Rating Level V. Such facility fee shall accrue, with respect to any Bank, from and including the Restatement Date to but excluding the Maturity Date of such Bank, payable quarterly in advance as of each April 1, July 1, October 1 and January 1 prior to the Maturity Date of such Bank, commencing October 1, 2007. The facility fee provided in this subsection shall be nonrefundable and shall accrue at all times after the Restatement Date, including at any time during which one or more conditions in Section 4 are not met.
     (b) Agency Fee. The Borrower shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account as agreed upon between the Borrower and the Administrative Agent.
     2.09 Payments by the Borrower.
     (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein and except with respect to payments of principal of and interest on Alternative Currency Loans, all payments by the Borrower shall be made to the Administrative Agent for the account of the Banks at the Administrative Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 1:00 p.m. (New York City time) on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal of and interest on Alternative Currency Loans shall be made to the Administrative Agent, for the account of the respective Banks to which such payment is owed, at the Administrative Agent’s Payment Office in such Alternative Currency and in immediately available funds not later than 1:00 p.m., New York City time, on the date specified herein. The Administrative Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 1:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.
     (b) Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full as and when required, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower has not made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate or, with respect to Alternative Currency Loans, the Overnight Rate for each day from the date such amount is distributed to such Bank until the date repaid.
     2.10 Payments by the Banks to the Administrative Agent.
     (a) Unless the Administrative Agent receives notice from a Bank on or prior to the Restatement Date or, with respect to any Borrowing after the Restatement Date, at least one Business Day prior to the date of such Borrowing (or prior to the time of a Borrowing, in the case of any Base Rate Loan), that such Bank will not make available as and when required hereunder to the Administrative Agent for the account of the Borrower the amount of that Bank’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Bank has made such amount available to the Administrative Agent in immediately available funds in the applicable currency on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in immediately available funds in the applicable currency and the Administrative Agent in such circumstances has made available to the Borrower such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate or, with respect to Alternative Currency Loans, the Overnight Rate for each day during such period. A notice of the Administrative Agent submitted to any Bank with respect to amounts owing under this Section (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Borrower of such failure to fund and, upon demand by the Administrative Agent, the Borrower shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.
     (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.
     2.11 Extension of Maturity Date. The Borrower may, upon not less than 30 days’ (but not more than 45 days’) notice prior to each anniversary of the Restatement Date (the “Current Anniversary Date”) to the Administrative Agent (which shall notify each Bank of receipt of such request), propose to extend the Maturity Date for an additional one-year period measured from the Maturity Date then in effect. Each Bank shall endeavor to respond to such request, whether affirmatively or negatively (such determination to be in the sole discretion of such Bank), by notice to the Administrative Agent in writing not less than 20 days (but not more than 30 days) prior to the Current Anniversary Date. The Administrative Agent shall, upon not less than 15 days’ notice prior to the Current Anniversary Date, notify the Borrower in writing of the Banks’ decisions. No Maturity Date of any Bank shall be extended unless (i) by the date 20 days prior to the Maturity Date then in effect Banks having at least 50% in aggregate amount of the Commitments in effect at the time any such extension is requested shall have elected so to extend their Commitments and (ii) the Administrative Agent shall have received a certificate signed by a Designated Officer dated as of such extension date in form and substance satisfactory to the Administrative Agent stating that the representations and warranties contained in Section 5 are true and correct in all material respects on and as of such date, and that no state of facts constituting a Default or an Event of Default has occurred and is continuing. Any Bank which does not give such notice to the Administrative Agent by the date 20 days prior to the Maturity Date then in effect shall be deemed to have elected not to extend as requested, and the Commitment of each non-extending Bank shall terminate on its Maturity Date determined without giving effect to such requested extension. If any Bank does not consent to a request for an extension of the Maturity Date, or is deemed not to have consented to the requested extension (each, a “Declining Bank”), and the Maturity Date has been extended for the other Bank(s) (the “Extending Banks”), the Borrower may, prior to the end of the Current Anniversary Date, replace such Declining Bank with one or more third party financial institutions acceptable to the Administrative Agent or increase the Commitment of an Extending Bank, in an amount equal to the amount of the Commitments of the Declining Banks, provided that, as provided in Section 2.13, the Extending Banks shall have the right to increase their Commitments ratably up to the amount of the Declining Banks’ Commitments before the Borrower will be permitted to substitute any other financial institution for the Declining Banks.
     2.12 Increased Commitments; Additional Banks.
     (a) On a single occasion during each year subsequent to the Restatement Date, the Borrower may, upon at least thirty (30) days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the amount of the Commitments in an aggregate minimum amount of $25,000,000 and an aggregate maximum amount for all increases pursuant to this Section 2.12 not to exceed $500,000,000 (the amount of any such increase, the “Increased Commitments”) provided that (i) such Increased Commitments shall become and remain effective only during a Rating Level I, a Rating Level II, a Rating Level III or a Rating Level IV, and (ii) the Administrative Agent shall have received a certificate signed by a Designated Officer dated as of the date of such increase in form and substance satisfactory to the Administrative Agent stating that the representations and warranties contained in Section 5 are true and correct in all material respects on and as of such date and that no Default or Event of Default has occurred and is continuing.
     (b) The Borrower may offer the Increased Commitments to: (i) any Bank party to this Agreement; provided, that any Bank offered an Increased Commitment shall have no obligation to accept such Increased Commitment; or (ii) any other financial institution acceptable to the Administrative Agent and which agrees to become a party to this Agreement (an “Additional Bank”); provided that the Commitment of each such Additional Bank or Additional Banks equals or exceeds $10,000,000. The sum of (1) the aggregate amount of Commitment increases of any existing Banks pursuant to this subsection (b) plus (2) the aggregate amount of any Commitments of Additional Banks shall not in the aggregate exceed the total amount of the Increased Commitments.
     (c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.12 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request.

     2.13 Substitution of Banks. If any Bank declines to extend its Maturity Date pursuant to Section 2.11, the Borrower shall have the right, with the assistance of the Administrative Agent, to seek one or more Eligible Assignees (which may be one or more of the Banks) reasonably satisfactory to the Administrative Agent and the Borrower to purchase the Loans and assume the Commitments of such Bank, and the Borrower, the Administrative Agent, such Bank, and such Eligible Assignees shall execute and deliver an appropriately completed Assignment and Assumption pursuant to Section 10.08 hereof to effect the assignment of rights to and the assumption of obligations by such Eligible Assignees; provided that (i) such requesting Bank shall be entitled to compensation under Section 3 for any costs incurred by it prior to its replacement, (ii) no Default or Event of Default has occurred and is continuing, (iii) the Borrower has satisfied all of its obligations under the Loan Documents relating to such Bank, (iv) in the case of the Commitments of any Banks that have declined to extend their Maturity Date pursuant to Section 2.11, the Banks that have extended their Maturity Date pursuant to Section 2.11 shall on a ratable basis have the right (but no obligation), for a period of seven days following receipt of notice from the Administrative Agent at the request of the Borrower that the Commitments of non-extending Banks may be assumed, to assume the Commitments of such declining Banks before any other Eligible Assignees assume such Commitments, and (v) the Borrower shall have paid the Administrative Agent a $3,500 administrative fee if such replacement Bank is not an existing Bank.
SECTION 3.
PAYMENTS, COSTS
     3.01 Eurocurrency Costs. Upon notice from any Bank and subject to compliance with Section 9.09, the Borrower shall promptly, reimburse that Bank for any increase in its costs, including without limitation taxes (and additional amounts equal to increases in taxes attributable to payments by the Borrower of such taxes), assessments or a change in the basis of taxation of payments to such Bank (other than any tax, or changes in the rate of any tax, based upon the income, profits or business of the Bank, or upon any personal property or franchise of the Bank, or any similar tax which may be levied upon the Bank, or any change in the rate of any such similar tax by the United States or any other government having jurisdiction, or any political subdivision or taxing authority of any thereof), fees, charges, and/or special deposit and/or other similar reserve requirements (other than requirements expressly included herein in the determination of the Eurocurrency Rate hereunder) directly or indirectly resulting from or relating to any Eurocurrency Rate Loan due to any circumstance; provided that, the Borrower shall have no obligation to reimburse such Bank for any increase in costs that is attributable to the prepayment by such Bank, in the case of a Eurocurrency Rate Loan, of a time deposit in the Designated Interbank Eurocurrency Market, where the Borrower has not paid or redesignated a corresponding Eurocurrency Rate Loan prior to the end of the term of such Eurocurrency Rate Loan. As used in the preceding sentence, “reserve requirements” shall be calculated after taking into account any compensation received by the Bank through the computation of the Eurocurrency Reserve Percentage or any Eurocurrency fee paid to the Bank. Amounts payable to a Bank under this Section 3.01 shall be determined solely by that Bank upon the assumption that the Bank funded 100% of that Eurocurrency Rate Loan by the acceptance of a time deposit in the Designated Interbank Eurocurrency Market for a corresponding amount and term, regardless of whether the Bank did so in fact. In attributing a Bank’s general costs relating to its Eurocurrency operations to any transaction under this Agreement, or averaging any cost over a period of time, that Bank may use any reasonable attribution and/or averaging method it deems appropriate and practical. The determination of such amount by the Bank shall be presumed correct in the absence of manifest error.
     3.02 Special Eurocurrency Circumstances. If (x) any Regulatory Development relating to the interbank Eurocurrency markets shall at any time in the reasonable opinion of any Bank make it unlawful or impractical for that Bank to fund or maintain a Eurocurrency Rate Loan in the Designated Interbank Eurocurrency Market for a corresponding amount or term, or to continue that funding or maintaining, or to determine or charge interest rates based upon any appropriate Eurocurrency Rate or (y) the Administrative Agent or any Bank determines in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (i) deposits in the relevant currency are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for such Eurocurrency Rate Loan, or (iii) the Eurocurrency Rate for such Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Eurocurrency Rate Loan, the Administrative Agent or that Bank, as applicable, shall promptly notify the Administrative Agent and the Banks who shall notify the Borrower and, notwithstanding any other provision of this Agreement:
     (a) the then outstanding principal amounts of any outstanding Eurocurrency Rate Loan shall be automatically converted into a Base Rate Loan and, if, on the date of any such conversion, any such Eurocurrency Rate Loan is an Alternative Currency Loan, it shall be redenominated into a Dollar Loan in a principal amount equal to the Dollar Equivalent of the amount of such Alternative Currency Loan; and
     (b) no Eurocurrency Rate Loan may be made thereafter until that Bank determines that to do so would be lawful or practical.
     Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.03 Eurocurrency Indemnification. The Borrower hereby indemnifies each Bank against, and agrees to hold each Bank harmless from and reimburse each Bank on demand for all costs, expenses, claims, penalties, liabilities, losses, legal fees and damages (including without limitation any interest paid or that would be paid by a Bank for deposits in Dollars in the Designated Interbank Eurocurrency Market and any loss sustained or that would be sustained by a Bank in connection with the reemployment of funds) incurred or sustained, or that would be incurred or sustained, by each Bank, as reasonably determined by the Bank, as a result of (a) any failure of the Borrower to consummate, or the failure of any condition required for the consummation of, any Eurocurrency Rate Loan on the date or in the amount specified in any notice, requesting or designating a Eurocurrency Rate Loan or (b) the Borrower’s prepayment of any Eurocurrency Rate Loan before the last day of its Interest Period. The indemnification shall be determined as though the Bank had funded or would have funded 100%, as the case may be, of the Eurocurrency Rate Loan in the Designated Interbank Eurocurrency Market for a corresponding amount and term.

The determination of such amount by the Bank shall be presumed correct in the absence of manifest error.
     3.04 Computation of Interest and Fees. All computations of interest hereunder shall be calculated on the basis of a year of 365 days or 366 days, as the case may be, and the actual number of days elapsed, except that computations of interest on all Eurocurrency Rate Loans (other than Eurocurrency Rate Loans denominated in Sterling) and computations of interest on Base Rate Loans when the Base Rate is calculated by reference to the Federal Funds Rate shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. All computations of fees hereunder shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.
     3.05 Holidays. If any payment to be made by the Borrower on a Base Rate Loan shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day and the extension of time shall be reflected in computing interest. If any payment to be made by the Borrower on a Eurocurrency Rate Loan shall come due on a day other than a Designated Interbank Eurocurrency Market Day, payment shall be made on the next preceding or succeeding Designated Interbank Eurocurrency Market Day as determined by the Administrative Agent in accordance with the then current banking practice in the Designated Interbank Eurocurrency Market and the adjustment shall be reflected in computing interest.
     3.06 Payment Free of Taxes. Subject to compliance with Section 9.09, any payments made by the Borrower hereunder shall be made free and clear of, and without reduction by reason of, any taxes, withholding or other deductions whatsoever.
     3.07 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Borrowing in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Borrowing in any particular place or manner.
     3.08 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Bank not to require payment of any fee or costs, or to reduce the amount of the payment required for any fee or costs or to calculate any fee or costs in any particular manner, for any particular Eurocurrency Rate Loan shall in no way limit the Administrative Agent’s or that Bank’s right to require full payment of any fee or costs for any other Eurocurrency Rate Loan or to calculate any fee or costs in another manner.
     3.09 Other Costs. If, at any time subsequent to the Restatement Date, any Bank shall have reasonably determined that the adoption of any Law regarding capital adequacy, any reserve, special deposit or similar requirements generally applicable to commitments or credit arrangements similar to the Commitments (other than requirements expressly included herein in the determination of the Eurocurrency Rate) hereunder, or any change therein, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by said Bank or any corporation controlling said Bank with any request or directive regarding capital adequacy, any reserve, special deposit or similar requirement (other than requirements expressly included herein in the determination of the Eurocurrency Rate hereunder) (whether or not having the force of Law)

of any such Governmental Agency, central bank or comparable agency, has or would have the effect of increasing the cost to, or reducing the income received by or imposing any expense (including loss of margin), on any said Bank or any corporation controlling said Bank, or, in the case of any capital adequacy requirement, reducing the rate of return on said Bank’s or corporation’s capital as a consequence of its obligations hereunder to a level below that which said Bank or corporation could have achieved but for such adoption, change or compliance (taking into consideration said Bank’s or corporation’s policies with respect to capital adequacy), then from time to time, each affected Bank may notify the Borrower (with a copy to Administrative Agent) of the additional amount or amounts as will compensate said Bank or corporation for such increase, reduction or imposition and, upon demand, the Borrower shall pay said affected Bank or corporation such amount or amounts. In determining such amount, the affected Bank or corporation may use reasonable attribution and/or averaging methods which it deems appropriate and practical. In no event shall the Borrower be liable for any such amounts relating to periods of time more than three months prior to the date upon which the Borrower receives notice from the affected Bank, except to the extent that such periods of time (i) relate to retroactive applications of any such Law or retroactive interpretations or administrations of any such Law or (ii) represent periods during which it is impracticable for any such Bank to calculate any such amounts due; provided, however, that such information shall be provided to the Borrower as soon as practicable. Said affected Bank shall, upon the Borrower’s request, provide the Borrower with a statement showing in reasonable detail, the basis for determining the amount charged hereunder.
     3.10 Survivability. The Borrower’s obligations under this Section 3 shall survive the date on which all Borrowings hereunder were fully paid.
SECTION 4.
CONDITIONS
     4.01 Restatement Date. This Agreement shall become effective (as of the date first written above) only upon the satisfaction of all of the following conditions precedent:
     (a) The Administrative Agent shall have received all of the following, each dated as of the Restatement Date (unless otherwise specified or unless the Administrative Agent otherwise agrees) and all in form and substance satisfactory to the Administrative Agent and legal counsel for the Administrative Agent:
     (i) a certificate signed by a Designated Officer (A) stating that the execution, delivery and performance of the Loan Documents by the Borrower was duly authorized by resolution of its board of directors on the date therein specified and that such authorization is still in force and effect, (B) setting forth such resolution adopted by such board of directors, (C) setting forth the name of each person authorized to sign any Loan Document on behalf of the Borrower with specimen signatures of such persons, and (D) stating that the representations and warranties contained in Section 5 are true and correct on and as of the Restatement Date, no Default or an Event of Default has occurred and is continuing, and the Borrower shall be in compliance with all the terms and provisions of the Loan Documents;

     (ii) a current good standing certificate for the Borrower issued by the appropriate Governmental Agency in the jurisdiction of incorporation;
     (iii) a certificate of good standing of the Borrower as a foreign corporation in California;
     (iv) a favorable written opinion of counsel for the Borrower dated as of the Restatement Date and satisfactory to Administrative Agent and as to such matters as Administrative Agent acting on behalf of the Banks may reasonably request;
     (v) a favorable written opinion of counsel for the Administrative Agent dated as of the Restatement Date and satisfactory to the Borrower and as to such matters as the Borrower may reasonably request;
     (vi) such other certificates, documents, consents, or opinions that any Bank may reasonably request; and
(b) The Administrative Agent shall have received, for the account of the Banks:
     (i) with respect to each Bank that was a party to the Original Credit Agreement, an upfront fee equal to the sum of (A) 0.010% of such Bank’s Original Commitment, and (B) 0.020% of the amount by which such Bank’s Commitment exceeds such Bank’s Original Commitment; and
     (ii) with respect to each Bank that was not a party to the Original Credit Agreement, an upfront fee equal to 0.020% of such Bank’s Commitment.
     (c) The Joint Lead Arrangers shall have received, for their own account, an arrangement fee as agreed upon between the Borrower, the Administrative Agent, the Joint Lead Arrangers and the Syndication Agent.
     4.02 Any Borrowing, Conversion or Continuation. The obligation of the Banks to make any Loan or to convert into or continue any Eurocurrency Rate Loan is subject to the following conditions precedent:
     (a) the representations and warranties contained in Section 5 (other than in Sections 5.06 and 5.09) shall be true and correct in all material respects, and shall be deemed made, on and as of the date of the Loan, conversion or continuation as though made on and as of that date, and no state of facts constituting a Default or an Event of Default shall have occurred and be continuing; and, upon its request therefor, the Administrative Agent shall have received, dated as of the date of the Loan, a certificate of a Designated Officer from the Borrower to that effect, with any changes or exceptions thereto being described in a schedule attached to such certificate and with such changes or exceptions being subject to the approval of the Majority Banks;
     (b) the Administrative Agent shall have timely received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable, in compliance with Section 2.

SECTION 5.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Banks that:
     5.01 Existence and Qualification; Power; Compliance with Law.
     (a) The Borrower is a corporation duly formed, validly existing and in good standing under the laws of Delaware. The chief executive offices of the Borrower are in Pasadena, California. The Borrower is duly qualified or registered to transact business in California and each other jurisdiction in which the conduct of its business or the ownership of its properties make such qualification or registration necessary, except where the failure so to qualify or register would not have a Material Adverse Effect. The Borrower has all requisite corporate power and authority to conduct its business, to own and lease its properties and to execute, deliver and perform all of its obligations under the Loan Documents.
     (b) All outstanding shares of capital stock of the Borrower are duly authorized, validly issued, fully paid, nonassessable, and issued in compliance with all applicable state and federal securities and other laws.
     (c) The Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions would not have a Material Adverse Effect.
     5.02 Authority; Compliance with Other Instruments and Government Regulations. The execution, delivery, and performance by the Borrower of the Loan Documents have been duly authorized by all necessary action and do not and will not (a) require any consent or approval not heretofore obtained of any stockholder, security holder or creditor; (b) violate or conflict with any provision of the Borrower’s charter, certificate, articles of incorporation or bylaws, or amendments thereof; (c) result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any property now owned or leased or hereafter acquired by the Borrower; (d) violate any provision of any Laws (including without limitation Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower; or (e) result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which the Borrower is a party or by which the Borrower or any of its property, is bound or affected; and the Borrower is not in default under any Laws, order, writ, judgment, injunction, decree, determination, award, indenture, agreement, lease, or instrument described in Section 5.02(e) in any respect that would have a Material Adverse Effect.
     5.03 No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration, or qualification with, or exemption from any of the foregoing from, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery, and performance by the Borrower of the Loan Documents.
     5.04 Subsidiaries.
     (a) Schedule 5.04 hereto correctly sets forth as of December 31, 2006 the names, forms of legal entity and jurisdictions of formation of all Subsidiaries of the Borrower and states whether each is or is not a Consolidated Subsidiary. Except for shares of capital stock or partnership interests in a Subsidiary required by applicable Laws to be held by a director or comparable official of that Subsidiary and unless otherwise indicated in Schedule 5.04 or where the failure to own all of the shares of capital stock or partnership interests in such Subsidiary would not have a Material Adverse Effect, all of the outstanding shares of capital stock or partnership interests of each Subsidiary are owned beneficially by the Borrower, and, to the best knowledge of the Borrower, all securities and interests so owned are duly authorized, validly issued, fully paid, non-assessable, and issued in compliance with all applicable state and federal securities and other laws, and are free and clear of all Liens and Rights of Others.
     (b) Each Subsidiary is a corporation or other legal entity duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation, is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so duly qualified and in good standing does not have a Material Adverse Effect, and has all requisite legal power and authority to conduct its business and to own and lease its properties.
     (c) Each Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not have a Material Adverse Effect.
     5.05 Financial Statements. The Borrower has furnished to each Bank the following financial statements: (i) the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2006, and the related consolidated statements of income, shareholders’ equity and changes in financial position for the year then ended, together with the report of PricewaterhouseCoopers on such financial statements and (ii) the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at June 30, 2007, and the related consolidated statements of income, shareholder’s equity and changes in financial position for the three months then ended. The foregoing financial statements are in accordance with the books and records of the Borrower and its Consolidated Subsidiaries, were prepared in accordance with generally accepted accounting principles applied consistently throughout the periods covered thereby and fairly present the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as at the dates and for the periods covered thereby.

     5.06 No Material Adverse Change or Other Liabilities. Except as set forth in Section 5.09, since December 30, 2006, there has been no event or circumstance that has had a Material Adverse Effect. The Borrower and the Consolidated Subsidiaries do not have any material liability or material contingent liability required to be reflected or disclosed in the financial statements or notes thereto described in Section 5.05 which is not so reflected or disclosed.
     5.07 Title to Assets. The Borrower has good and valid title to all of the assets reflected in the financial statements described in Section 5.05 (except for assets that are sold in transactions that are not prohibited by the terms of this Agreement) free and clear of all Liens and Rights of Others other than (a) those reflected or disclosed in such financial statements or notes thereto, (b) immaterial Liens or Rights of Others not required under generally accepted accounting principles to be so reflected or disclosed, and (c) Liens or Rights of Others permitted pursuant to Section 7.02.
     5.08 Regulated Industries. Neither the Borrower nor any of its Subsidiaries is or is required to be registered under the Investment Company Act of 1940.
     5.09 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or any property of any of them in any court of law or before any Governmental Agency which, if determined adversely to any of them, would have a Material Adverse Effect, except as set forth in Schedule 5.09 annexed hereto or as referred to in the Borrower’s news releases and filings with the Securities and Exchange Commission made or filed on or prior to the Restatement Date (including the Australian Competition and Consumer Commission investigation into industry competitive practices, and any related or threatened inquiries, claims, proceedings or lawsuits pertaining to this investigation or to the subject matter thereof or of the concluded investigations by the U.S. Department of Justice, the European Commission and the Canadian Department of Justice (including purported class actions seeking treble damages for alleged unlawful competitive practices, and purported class actions related to alleged disclosure and fiduciary duty violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the U.S. Department of Justice investigation), as well as the impact of potential violations of the U.S. Foreign Corrupt Practices Act based on issues in China).
     5.10 Binding Obligations. This Agreement constitutes the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally or by equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.
     5.11 No Default. No Default or Event of Default exists or has resulted from the incurring of any Obligations by the Borrower. As of the Restatement Date, neither the Borrower nor any Subsidiary is in default under or with respect to any material contractual obligation in any respect which, individually or together with all such defaults, has had a Material Adverse Effect.

     5.12 ERISA. (a) The actuarial present value of all vested accrued benefits under all Pension Plans does not exceed the current fair market value of the assets determined on an ongoing basis of the Pension Plans by an amount which would materially affect the financial condition or the Borrower’s abilities to pay or perform its obligations under the Loan Documents; (b) no Pension Plan or trust created thereunder has incurred any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA; and (c) based on information received from the respective administrators of “multiemployer plans” (as defined in ERISA) to which the Borrower or any Subsidiary contributes, the aggregate present value of the unfunded vested benefits allocable to the Borrower or such Subsidiaries under all such multiemployer plans is not an amount which would materially affect the financial condition or the Borrower’s abilities to pay or perform its obligations under the Loan Documents.
     5.13 Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for purpose of “buying” or “carrying” any Margin Stock within the meanings of Regulation U of the Board of Governors of the Federal Reserve System. No part of any Borrowing will be used to buy or carry any Margin Stock, or to extend credit to others for that purpose, or for any purpose, if to do so would violate the provisions of Regulation U.
     5.14 Tax Liability. The Borrower and its Subsidiaries have filed all income tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided, and except such taxes the failure of which to pay will not have a Material Adverse Effect.
     5.15 Copyrights, Patents, Trademarks and Licenses, etc. The Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, where the failure to have such rights would have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person, where such infringement would create a Material Adverse Effect.
     5.16 Environmental Matters. The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and Environmental Claims would not, individually or in the aggregate, have a Material Adverse Effect.
     5.17 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.
     5.18 Disclosure. No written statement made by the Borrower to the Banks in connection with the Loan Documents or any Loan contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained or made therein not misleading. There is no fact which the Borrower has not disclosed to the Banks in writing which materially and adversely affects nor, so far as the Borrower can now foresee, is reasonably likely to prove to affect materially and adversely the business, operations, properties, prospects, profits or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform the Obligations.
SECTION 6.
AFFIRMATIVE COVENANTS
     As long as any Borrowing remains unpaid, or any other Obligation remains unpaid or unperformed, or any commitment to make Loans remains in effect, the Borrower shall, and shall cause each of its Subsidiaries to, unless the Majority Banks otherwise consent in writing:
     6.01 Financial and Business Information. As long as any Borrowing remains unpaid or any other Obligation remains unpaid or unperformed, or any Commitment remains in effect, the Borrower shall, unless the Majority Banks otherwise consent in writing, deliver to the Banks at its own expense:
     (a) As soon as reasonably possible, and in any event within 60 days after the close of each of the first three fiscal quarters of the Borrower, (i) the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter, setting forth in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year, if available, and (ii) the consolidated statements of profit and loss and changes in financial position of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of the fiscal year ended with such quarter, setting forth in comparative form the corresponding periods of the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied and certified by the principal financial officer of the Borrower, subject to normal year-end audit adjustments;
     (b) As soon as reasonably possible, and in any event within 120 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures at the end of the preceding fiscal year and (ii) the consolidated statements of profit and loss and changes in financial position of the Borrower and its Consolidated Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the previous fiscal year. Such consolidated balance sheet and statements shall be prepared in reasonable detail, in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a report and opinion of PricewaterhouseCoopers or other independent public accountants selected by the Borrower and reasonably satisfactory to the Majority Banks, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall be subject only to such qualifications and exceptions as are acceptable to the Majority Banks.
     6.02 Certificates; Other Information. As long as any Borrowing remains unpaid or any other Obligation remains unpaid or unperformed, or any Commitment remains in effect, the Borrower shall deliver or make available to the Banks via the Borrower’s website, averydennison.com or at its own expense:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a Compliance Certificate executed by a Designated Officer;
     (b) promptly after request by any Bank, copies of any material report filed by the Borrower or any of its Subsidiaries with any Governmental Agency unless to do so would violate applicable Laws; and
     (c) promptly after the same are available, at any Bank’s request, copies of each annual report, proxy or financial statement or other material report or communication sent to all stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the Securities and Exchange Commission or any similar or corresponding Governmental Agency or with any securities exchange.
     6.03 Notices. The Borrower shall promptly notify the Administrative Agent and each Bank:
     (a) promptly upon becoming aware of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA) or (ii) “prohibited transaction” (as such term is defined in Section 406 or Section 2003(a) of ERISA) with respect to which the Borrower may be liable for excise tax under Section 4975 of the Code in connection with any Pension Plan or any trust created thereunder, in either case which may result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower and/or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto; it being understood that for purposes of this provision, “aware” means that such event or transaction must be actually known to the chief financial officer or the treasurer of the Borrower;
     (b) promptly upon, and in any event within five Business Days after, becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto; it being understood that for purposes of this provision, “aware” means that such condition or event must be actually known to the chief financial officer or the treasurer of the Borrower;
     (c) promptly upon becoming aware that the holder of any evidence of indebtedness or other security of the Borrower or any of its Subsidiaries that is material to the Borrower and its consolidated Subsidiaries, considered as a whole, has given notice or taken any other action with respect to a claimed default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default and what action the Borrower or its Subsidiary is taking or proposes to take with respect thereto; it being understood that for purposes of this provision,

“aware” means that such notice or action must be actually known to the chief financial officer or the treasurer of the Borrower;
     (d) of any change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries that is material to the Borrower and its consolidated Subsidiaries considered as a whole; and
     (e) such other data and information as from time to time may be reasonably requested by any Bank.
     6.04 Payment of Taxes and Other Potential Liens. Pay and discharge promptly, all taxes (including any withholding taxes required by law to be paid by the Borrower), assessments, and governmental charges or levies imposed upon it, upon its property or any part thereof, upon its income or profits or any part thereof, in each case that, individually or in the aggregate, are material to the Borrower and its Subsidiaries, considered as a whole, or upon any right or interest of the Banks under any Loan Document; except that the Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any income or gross receipts tax generally applicable to banks or (b) any tax, assessment, charge, or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, as long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment no material property of the Borrower is in danger of being lost or forfeited.
     6.05 Preservation of Existence. Preserve and maintain their respective existence, licenses, rights, franchises, and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Agency that are necessary for the transaction of their respective businesses, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective properties, except that the failure to preserve and maintain any particular license, right, franchise, privilege, authorization, consent, approval, order, permit, exemption, or registration, or to qualify or remain qualified in any jurisdiction, that would not have a Material Adverse Effect will not constitute a violation of this covenant, and except that nothing in this Section 6.05 shall prevent the termination of the business or existence (corporate or otherwise) of any Subsidiary of the Borrower which in the reasonable judgment of the Board of Directors of the Borrower is no longer necessary or desirable.
     6.06 Maintenance of Properties. Maintain, preserve, and protect all of their respective properties and equipment in good order and condition, subject to wear and tear in the ordinary course of business and, in the case of unimproved properties, damage caused by the natural elements, and not permit any waste of their respective properties, except where a failure to maintain, preserve, and protect a particular item of property or equipment would not result in a Material Adverse Effect.
     6.07 Maintenance of Insurance. Maintain insurance with responsible insurance companies in such amounts and against such risks as is usually carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and its Subsidiaries operate except to the extent that the Borrower or a Subsidiary is, in the reasonable opinion of a Designated Officer, adequately self-insured in a manner comparable to responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and its Subsidiaries operate.
     6.08 Compliance with Laws. Comply with the requirements of all applicable Laws and orders of any Governmental Agency, noncompliance with which would result in a Material Adverse Effect, except that the Borrower and its Subsidiaries need not comply with a requirement then being contested by any of them in good faith by appropriate proceedings so long as no interest of the Banks would be materially impaired thereby.
     6.09 Inspection Rights. At any time during regular business hours and as often as reasonably requested, permit any Bank or any employee, agent, or representative thereof to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the properties of the Borrower and its Subsidiaries and to discuss the affairs, finances, and accounts of the Borrower and its Subsidiaries with any of their officials, customers or vendors, and, upon request, to furnish promptly to each Bank true copies of all material financial information formally made available to the senior management of the Borrower and reasonably identifiable by the Borrower. Nothing herein shall obligate the Borrower to disclose any information to the Banks respecting trade secrets or similar proprietary information constituting products or processes relating to the business of the Borrower or its Subsidiaries or in violation of applicable Laws.
     6.10 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting financial transactions in conformity with generally accepted accounting principles applied on a consistent basis and all applicable requirements of any Governmental Agency having jurisdiction over the Borrower or any of its Subsidiaries, except where the failure to comply with generally accepted accounting principles or such applicable requirements would not make the records and books of accounts of the Borrower and its Subsidiaries, taken as a whole, materially misleading.
     6.11 ERISA Compliance. Comply with the minimum funding requirements of ERISA with respect to all Pension Plans.
     6.12 Environmental Laws. Conduct its operations and keep and maintain its property in compliance with all Environmental Laws where failure to do so will have a Material Adverse Effect.
     6.13 Use of Proceeds. Use the proceeds of the Loans for working capital, commercial paper backup and other general corporate purposes not in contravention of any Law or of any Loan Document, including acquiring other Persons so long as the acquisition is approved by the board of directors, requisite general partners, requisite managers or other governing board or body of the Person being acquired.
SECTION 7.
NEGATIVE COVENANTS
     As long as any Borrowing remains unpaid or any other Obligation remains unpaid or unperformed, or any commitment to make Loans remains in effect, the Borrower shall not, and shall cause each of its Subsidiaries to not, unless the Majority Banks otherwise consent in writing:
     7.01 Type of Business. Make any substantial change in the present character of the business of the Borrower and its Subsidiaries, taken as a whole.
     7.02 Liens. Create, incur, assume or permit to exist any Lien upon any of its property or assets (other than Unrestricted Margin Stock) now owned or hereafter acquired if the aggregate obligations secured by all such Liens exceeds, or would exceed (giving effect to any proposed new Lien) an amount equal to 10% of Consolidated Net Worth, except:
     (a) Liens for taxes not delinquent or being contested in good faith by appropriate proceedings in accordance with Section 6.04;
     (b) Liens arising in connection with workers’ compensation, unemployment insurance or social security obligations;
     (c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings;
     (d) minor Liens which do not in the aggregate materially detract from the value of its property or assets or materially impair their use in the operation of the business of the Borrower or the Subsidiary owning same;
     (e) Liens in existence on property at the time of its acquisition by the Borrower or its Subsidiary;
     (f) Liens under the Loan Documents; and
     (g) purchase money Liens in connection with nonrecourse tax sale and leaseback transactions.
     7.03 Investments. Make or permit to exist any Investment in any Person, except:
     (a) credit extended in connection with the sale of goods or rendering of services in the ordinary course of business;
     (b) Investments in a Consolidated Subsidiary;
     (c) Acquisitions;
     (d) Investments consisting of Cash Equivalents;
     (e) Investments that individually or in the aggregate would not result in a Material Adverse Effect; and

     (f) Investments in corporations, joint ventures, partnerships and other Persons not majority-owned by the Borrower and its Subsidiaries not exceeding 5% of Consolidated Net Worth in the aggregate.
     7.04 Contingent Obligations. Incur or permit to exist any Contingent Obligation if the aggregate of all Contingent Obligations exceeds, or would exceed (giving effect to any proposed new Contingent Obligation) an amount equal to 5% of Consolidated Net Worth, except the endorsement of negotiable instruments in the ordinary course of collection.
     7.05 Subordinated Debt. Make any principal prepayment on any Subordinated Debt or, if and so long as Default or Event of Default exists, any payment of principal or interest on any Subordinated Debt.
     7.06 Sale of Assets or Merger. Sell or otherwise dispose of all or substantially all of the assets (other than Unrestricted Margin Stock), or merge with any other corporation unless the Borrower or one of its Subsidiaries is the surviving corporation except that the sale of all or substantially all of the assets of a Subsidiary of the Borrower, or the merger of any Subsidiary of the Borrower when it is not the surviving corporation shall not violate this Section 7.06 if the assets of that Subsidiary are not material in relation to the assets of the Borrower and its Subsidiaries, taken as a whole.
     7.07 Financial Covenants.
     (a) Not permit the Leverage Ratio to exceed 3.50 to 1.00 at any time; and
     (b) Not permit the ratio of Consolidated Earnings Before Interest and Taxes to Consolidated Interest to be less than 3.50 to 1.00 at any time.
     7.08 Use of Proceeds. Use any portion of the Loan proceeds, in any manner that might cause the Loan or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect on the date or dates of such Loan and such use of proceeds.
SECTION 8.
EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT
     8.01 Events of Default. There will be a default hereunder if any one or more of the following events (“Events of Default”) occurs and is continuing, whatever the reason therefor:
     (a) failure of the Borrower to pay any installment of principal when due or to pay interest hereunder or any fee or other amounts due to any Bank hereunder within three Business Days after the date when due; or
     (b) the Borrower fails to perform or observe any other term, covenant, or agreement contained in any Loan Document on its part to be performed or observed within 30 days after the date performance is due; or

     (c) any representation or warranty in any Loan Document or in any certificate, agreement, instrument, or other document made or delivered pursuant to or in connection with any Loan Document proves to have been incorrect when made in any material respect; or
     (d) (i) the Borrower or any of its Subsidiaries (1) fails to pay the principal, or any principal installment, or any present or future indebtedness for borrowed money, or any guaranty of present or future indebtedness for borrowed money, within 10 days of the date when due (or within any longer stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise in excess of $50,000,000, or (2) fails to perform or observe any other term, covenant, or agreement on its part to be performed or observed in connection with any present or future indebtedness for borrowed money, or any guaranty of present or future indebtedness for borrowed money, in excess of $50,000,000, if as a result of such failure any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare it due before the date on which it otherwise would become due, or (ii) any default or event of default pursuant to that certain Revolving Credit Agreement dated as of June 15, 2007, by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent; or
     (e) any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Banks or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid, or unenforceable in any respect which is, in the reasonable opinion of the Majority Banks, materially adverse to the interest of the Banks; or the Borrower denies that it has any or further liability or obligation under any Loan Document; or
     (f) a final judgment against the Borrower or any of its Subsidiaries is entered for the payment of money in excess of $50,000,000, and remains unsatisfied without procurement of a stay of execution for 45 days after the date of entry of judgment or in any event later than five days prior to the date of any proposed sale under such judgment; or
     (g) any Domestic Subsidiary, any Significant Subsidiary or the Borrower is the subject of an order for relief by a bankruptcy court, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of that entity and the appointment continues undischarged or unstayed for 60 days; or institutes or consents to any bankruptcy, proposal in bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation, or similar proceeding relating to it or to all or any part of its property under the laws of any jurisdiction; or any similar proceeding is instituted without the consent of that entity and continues undismissed or unstayed for 60 days; or any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against all or any part of the property of any such entity in an amount in excess of 10% of the total assets of such entity, and is not released, vacated, or fully bonded within sixty (60) days after its issue or levy, or the Borrower or any Domestic Subsidiary or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (g).

     8.02 Remedies Upon Event of Default.
     (a) Upon the occurrence of any Event of Default (other than an Event of Default described in Section 8.01(g)): (i) all commitments to make Loans may be terminated by the Majority Banks without notice to or demand upon the Borrower, which are expressly waived by the Borrower and (ii) the Majority Banks may declare the unpaid principal of or unperformed balance of all Obligations due to the Banks hereunder, all interest accrued and unpaid thereon, and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by the Borrower.
     (b) Upon the occurrence of any Event of Default described in Section 8.01(g): (i) all commitments to make Loans shall terminate without notice to or demand upon the Borrower, which are expressly waived by the Borrower; and (ii) the unpaid principal of or unperformed balance of all Obligations due to the Banks hereunder, and all interest accrued and unpaid on such obligations shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by the Borrower.
     (c) Upon the occurrence of an Event of Default and acceleration of the unpaid principal of or unperformed balance of all Obligations due to the Banks hereunder, as provided in Sections 8.02(a) or 8.02(b), the Administrative Agent and the Banks, or any of them, without notice to or demand upon the Borrower, which are expressly waived by the Borrower, may proceed to protect, exercise, and enforce their rights and remedies under the Loan Documents against the Borrower and such other rights and remedies as are provided by law or equity. The order and manner in which the rights and remedies of the Administrative Agent and the Banks under the Loan Documents and otherwise may be protected, exercised, or enforced shall be determined by the Majority Banks.
     (d) All payments received by the Administrative Agent and the Banks, or any of them, shall be applied first to the costs and expenses (including attorneys fees and disbursements) of the Administrative Agent, acting as Administrative Agent, and of the Banks and thereafter to the Banks pro-rata according to the unpaid principal amount of the Loans held by each Bank. Regardless of how any Bank may treat the payments for the purpose of its own accounting, for the purpose of computing the Borrower’s Obligations hereunder, the payments shall be applied first, to the payment of accrued and unpaid fees provided for hereunder and interest on all Obligations to and including the date of such application, second, to the ratable payment of the unpaid principal of all Loans, and third, to the payment of all other amounts then owing to the Banks under the Loan Documents. No application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Administrative Agent or Banks hereunder or under applicable Laws.

SECTION 9.
THE ADMINISTRATIVE AGENT
     9.01 Appointment and Authorization. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization does not constitute appointment of the Administrative Agent as trustee for any Bank and, except as specifically set forth herein to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity. Without limiting the generality of the foregoing sentence, the use of the term “administrative agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
     9.03 Administrative Agent and Affiliates. CUSA (and each successor Administrative Agent) and its Affiliates have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though CUSA (or any successor Administrative Agent) were not the Administrative Agent; and the term “Bank” or “Banks” includes CUSA in its individual capacity. CUSA (and each successor Administrative Agent) and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower and any Affiliate of the Borrower, as if it were not the Administrative Agent and without any duty to account therefor to the Banks. CUSA (and each successor Administrative Agent) need not account to any other Bank for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or for any monies received by it in its capacity as a Bank hereunder, except as otherwise provided herein.
     9.04 Banks’ Credit Decisions. Each Bank agrees that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, any other Bank, or the directors, officers, agents, or employees of the Administrative Agent, the Syndication Agent or of any other Bank, and instead in reliance upon information supplied to it by or on behalf of the Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Bank also agrees that it shall, independently and without reliance upon the Administrative Agent, the Syndication Agent, any other Bank, or the directors, officers, agents, or employees of the Administrative Agent, the Syndication Agent or of any other Bank, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the

Administrative Agent, neither the Administrative Agent nor the Syndication Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of the Borrower which may come into the possession of any of the Agent-Related Persons or any of the Syndication Agent, its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Syndication Agent and its Affiliates.
     9.05 Action by Administrative Agent.
     (a) The Administrative Agent may assume that no Event of Default has occurred and is continuing, unless the Administrative Agent has actual knowledge of the Event of Default, has received notice from the Borrower stating the nature of the Event of Default and stating that such notice is a “notice of default”, or has received notice from a Bank stating the nature of the Event of Default and that that Bank considers the Event of Default to have occurred and to be continuing.
     (b) The Administrative Agent has only those obligations under the Loan Documents that are expressly set forth therein. Without limitation on the foregoing, the Administrative Agent shall have no duty to inspect any property of the Borrower although the Administrative Agent may in its discretion periodically inspect any property from time to time.
     (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to act or not act upon the instructions of the Majority Banks (or of all the Banks, to the extent required by Section 10.02) and those instructions shall be binding upon the Administrative Agent and all the Banks, provided that the Administrative Agent shall not be required to act or not act if to do so would expose the Administrative Agent to significant personal liability or would be contrary to any Loan Document or to applicable law.
     (d) If the Administrative Agent may not, pursuant to Section 9.05(a), assume that no Event of Default has occurred and is continuing, the Administrative Agent shall give notice thereof to the Banks and shall act or not act upon the instructions of the Majority Banks (or all of the Banks, to the extent required by Section 10.02), provided that the Administrative Agent shall not be required to act or not act if to do so would expose the Administrative Agent to significant liability or would be contrary to any Loan Document or to applicable law. The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Section 8; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.
     (e) The Administrative Agent shall have no liability to any Bank for acting, or not acting, as instructed by the Majority Banks (or all the Banks, if required under Section 10.02), notwithstanding any other provision hereof.

     9.06 Liability of Administrative Agent. None of the Agent-Related Persons shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, any Agent-Related Person:
     (a) may treat each Person whose name is recorded in the Register as a Bank hereunder until the Administrative Agent receives notice of the assignment or transfer of such Person’s interests hereunder in form satisfactory to the Administrative Agent, signed by that Bank;
     (b) may consult with legal counsel, in-house legal counsel, independent public accountants, in-house accountants and other professionals, or other experts selected by it, of with legal counsel, independent public accountants, or other experts for the Borrower, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of such legal counsel, independent public accountants, or experts;
     (c) will not be responsible to any Bank for any statement, warranty, or representation made in any of the Loan Documents or in any notice, certificate, report, request, or other statement (written or oral) in connection with any of the Loan Documents;
     (d) except to the extent expressly set forth in the Loan Documents, will have no duty to ascertain or inquire as to the performance or observance by the Borrower or any other Person of any of the terms, conditions, or covenants of any of the Loan Documents or to inspect the property, books, or records of the Borrower or any of its Subsidiaries or other Person;
     (e) will not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency, or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith;
     (f) will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties; the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks (for purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank); and
     (g) will not incur any liability for any arithmetical error in computing any amount payable to or receivable from any Bank hereunder, including without limitation payment of principal and interest hereunder, payment of commitment fees, Loans, and other amounts; provided that promptly upon discovery of such an error in computation, the Administrative Agent, the Banks and (to the extent applicable) the Borrower shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.
     9.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including, without limitation, attorney’s fees and disbursements and the allocated cost of in-house counsel) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any bankruptcy or other insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including fees and expenses of any counsel (including in-house counsel)) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.
     9.08 Successor Administrative Agent. The Administrative Agent may, and at the request of the Majority Banks shall, resign as Administrative Agent upon 30 days’ notice to the Banks. If the Administrative Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Borrower, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and Section 10.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring

Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.
     9.09 Withholding Tax. Each Bank that is a “foreign corporation, partnership or trust” within the meaning of the Code shall deliver to the Administrative Agent, prior to becoming a Bank (including after accepting an assignment of an interest herein) and promptly upon becoming aware that any form or other documentation provided pursuant to this Section 9.09 has become invalid, two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction, and, unless such failure shall result from a change in law making it impossible for such Person to provide such forms or other documentation, the Borrower shall not be required to pay any additional amounts as a result of such withholding. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including the reasonable fees and out-of-pocket expenses of any legal counsel (including the allocated cost of in-house counsel)) of the Administrative Agent. The obligation of the Banks under this Section shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

     9.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Syndication Agent or Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Bank.
SECTION 10.
MISCELLANEOUS
     10.01 Cumulative Remedies; No Waiver. The rights, powers, and remedies of the Administrative Agent or any Bank provided in any Loan Document are cumulative and not exclusive of any right, power, or remedy provided by law or equity. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power, or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, or remedy preclude any other or further exercise of any other right, power, or remedy. The terms and conditions of Sections 4.01 and 4.02 are inserted for the sole benefit of the Banks and may be waived by the Majority Banks in whole or in part with or without terms or conditions in respect of any Loan, without prejudicing the Bank’s rights to assert them in whole or in part in respect of any other Loans.
     10.02 Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the written approval of the Majority Banks, and then only in the specific instance and for the specific purpose given; and without the approval in writing of all the Banks, no amendment, modification, supplement, termination, waiver, or consent may be effective:
     (a) to reduce the principal of, or the amount of principal, principal prepayments, or the rate of interest payable on, any Obligation or increase the amount of any Commitment (except as provided in Section 2.12) or decrease the amount of any fee payable to any Bank;
     (b) to postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Obligation or any installment of any fee or to extend the term of any Commitment (except as provided in Section 2.11);
     (c) to amend or modify the provisions of (i) the definitions of “Commitment” or “Majority Banks” in Section 1.01, or (ii) Sections 2.11, 2.12, 10.02, 10.09, 10.11 or Section 8; or
     (d) to amend or modify any provision of this Agreement that expressly requires the consent or approval of all the Banks;
provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 10.02 shall apply equally to and be binding upon, all of the Banks.

     10.03 Costs, Expenses and Taxes. The Borrower shall pay on demand the reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery, amendment, waiver, refinancing and restructuring of, and reorganization (including a bankruptcy reorganization, if such payment is approved by the bankruptcy court) affecting, the Loan Documents and the reasonable expenses of the Administrative Agent and the Banks in connection with the enforcement of the Loan Documents, and any matter related thereto, including without limitation filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including the allocated cost of in-house counsel), independent public accountants, and other outside experts retained by the Administrative Agent or the Banks. The Borrower shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees, and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document, or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless, and indemnify the Administrative Agent and the Banks from and against any and all loss, liability, or legal or other expense with respect to or resulting from any delay in paying or failure to pay any tax, cost, expense, fee, or charge or that any of them may suffer or incur by reason of the failure of the Borrower to perform any of the Obligations. Any amount payable to the Administrative Agent or the Banks under this Section 10.03 shall bear interest from the date of demand for payment at the rate then in effect for Base Rate Loans.
     10.04 Banks’ Relationship. Nothing contained in this Agreement or any other Loan Document and no action taken by the Banks and the Borrower pursuant hereto or thereto may, or may be deemed to, make any Bank and the Borrower a partnership, an association, a joint venture, or other entity. The sole relationship between the Banks and the Borrower is that of lenders and borrower, respectively. Each Bank’s obligation to make any Loan is several, and not joint or joint and several, and is conditioned upon the performance by all other Banks of their obligations to make Loans. A default by any Bank will not increase the Commitment of any other Bank. Any Bank not in default may, if it desires, assume in such proportion as the non-defaulting Banks may agree the obligations of any Bank in default, but is not obligated to do so.
     10.05 Survival of Representations and Warranties. All representations and warranties of the Borrower contained herein or in any other Loan Document (including, for this purpose, all representations and warranties contained in any certificate or other writing required to be delivered by or on behalf of the Borrower pursuant to any Loan Document) will survive the execution and delivery of this Agreement, and, in the absence of actual knowledge by the Banks of the untruth of any representation or warranty, have been or will be relied upon by the Banks, notwithstanding any investigation made by the Banks or on their behalf.
     10.06 Notices.
     (a) General. Unless otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.21) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.06 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
     (ii) if to any other Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.
     (b) Timing. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the United States mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (subject to the provisions of Section 10.21(c)) when received; provided, however, that notices and other communications to the Administrative Agent and the Banks pursuant to Section 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
     (c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Banks. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (d) Reliance by the Administrative Agent and Banks. The Administrative Agent and the Banks shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.07 Execution in Counterparts. This Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.
     10.08 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Bank may at any time assign, with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (which consent may be given or withheld in the Borrower’s sole discretion) to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent to be within the discretion of the consenting party), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee shall not be payable by the Borrower) and (iv) no consent of the Borrower shall be required if the proposed assignment is to another Bank, an Affiliate of a Bank or an Approved Fund with respect to a Bank unless as a result of such assignment, the Borrower would incur an additional cost pursuant to Section 3.06, but the assigning Bank shall give the Administrative Agent and the Borrower written notice thereof. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03 and 3.09 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Bank may at any time, without the consent of, but with notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries (each, a “Participant”)) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (x) postpone any date upon which any payment of money is to be paid to such Participant or (y) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.09 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of, and be subject to, Section 10.09 as though it were a Bank.
     (e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.03 or 3.09 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a “foreign corporation, partnership or trust” as contemplated by Section 9.09 (a “Foreign Bank”) if it were a Bank shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 9.09 as though it were a Bank.

     (f) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
     (g) As used herein, the following terms have the following meanings:
     “Eligible Assignee” means, (a) a Bank; (b) an Affiliate of a Bank; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless (A) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction or (B) an Event of Default has occurred and is continuing, the Borrower (each such consent to be within the discretion of the consenting party); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
     10.09 Right of Setoff; Sharing of Excess Payments.
     (a) The Borrower acknowledges that each Bank and each of its Affiliates have a contractual right of setoff of amounts credited to any deposit account maintained by the Borrower with that Bank or its Affiliates against the Obligations owed to that Bank or its Affiliates. Upon the occurrence of an Event of Default which is then continuing, the Borrower consents to the exercise by each Bank and its Affiliates of its right of setoff, as aforesaid, in accordance with applicable Laws.
     (b) Each Bank severally agrees that if that Bank or any of its Affiliates shall, through the exercise of a right of setoff, banker’s lien or counterclaim against the Borrower or by virtue of a voluntary or involuntary payment received or applied, receive payment or reduction of a proportion of the aggregate amount of principal and interest then due hereunder, or amounts due to that Bank or its Affiliates in respect of fees hereunder (collectively, the “Aggregate Amounts Due” to such Bank and such Affiliates), which is greater than the proportion received by any other Bank in respect to the Aggregate Amounts Due to such other Bank, then the Bank and its Affiliates receiving such greater proportionate payment shall purchase participations (which it shall be deemed to have purchased from each seller simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Banks so that all such recoveries of Aggregate Amounts Due shall be shared by the Banks in proportion to the Aggregate Amounts Due them. If all or a portion of any such excess payment is thereafter recovered from any Bank which received the same, the purchase provided for herein shall be rescinded to the extent of such recovery, without interest.
     10.10 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, each Bank and their respective Affiliates, directors, officers, employees, counsel, agents, advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent, the Syndication Agent or any Bank) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower, any Affiliate of the Borrower or any of their respective officers or directors which arises out of or in connection with the Loan Documents, the use of Loan proceeds or the transactions contemplated thereby; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Bank) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Loan, or the relationship of the Borrower, the Administrative Agent, the Syndication Agent and the Banks under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including, without limitation, attorney’s fees and disbursements and the allocated cost of in-house counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.
     10.11 Nonliability of Banks. Neither the Administrative Agent nor any Bank undertakes or assumes any responsibility or duty to the Borrower to review, inspect, supervise, pass judgment upon, or inform the Borrower of any matter in connection with any phase of the Borrower’s business, operations, or condition, financial or otherwise. The Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to the Borrower by the Administrative Agent or any Bank in connection with any such matter is for the protection of the Administrative Agent and the Banks, and neither the Borrower nor any third party is entitled to rely thereon.
     10.12 Confidentiality. Each Bank agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates, legal counsel, accountants, and other professional advisors to the Bank provided that such advisors and Affiliates are obliged to hold such information in confidence, (b) regulatory officials having jurisdiction over the Bank or its Affiliates, (c) as required by law or legal process or in connection with any legal proceeding to which the Bank is a party provided that the Borrower is notified prior to or concurrently with any such disclosure, and (d) to the Administrative Agent or another Bank. This Agreement, and other confidential information as approved by the Borrower at the time, may be disclosed, subject to an agreement containing provisions substantially the same as those of this Section 10.12, to any Participants, Eligible Assignees, potential Participants or potential Eligible Assignees.
     10.13 Investment Intent. Each Bank is making the Loans provided for herein for its own account and not with a view to the distribution thereof, subject, nevertheless, to any requirement that its property shall at all times be within its control, and subject further to the Bank’s right (reserved hereby) to sell participations in the Loans pursuant to this Agreement.
     10.14 Further Assurances. The Borrower shall, at its expense and without expense to the Administrative Agent or any Bank, do, execute, and deliver such further acts and documents as the Administrative Agent from time to time reasonably requires for the assuring and confirming unto them the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.
     10.15 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof; provided, however, that the foregoing is subject to Section 5.18.
     10.16 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. The Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of California. The Loan Documents were drafted with the joint participation of the Borrower and the Banks and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof. All judicial proceedings brought against the Borrower with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of California, and by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.
     10.17 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     10.18 Headings. Article and section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.
     10.19 Time of the Essence. Time is of the essence of the Loan Documents.
     10.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from them to the Administrative Agent or the Banks hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
     10.21 Website Communications.
     (a) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

     (b) The Borrower further agrees that the Administrative Agent may make the Communications available to the Banks by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”).
     THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO BORROWER, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     (c) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents. Each Bank agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
     Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

     10.22 USA PATRIOT Act Notice. Each Bank (whether a party hereto on the date hereof or hereafter) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act and to provide notice of these requirements, and this notice shall satisfy such notice requirements of the USA PATRIOT Act.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AVERY DENNISON CORPORATION

By

Executive Vice President, Finance
and Chief Financial Officer

By

Vice President and Treasurer

CITICORP USA, INC., as Administrative Agent and as a Bank

By

Name

Title

BANK OF AMERICA, N.A., as Syndication Agent and as a Bank

By

Name

Title

, as a Bank

By

Name

Title

SCHEDULE 1.01
MANDATORY COST RATE
1.	The Mandatory Cost Rate is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority of the United Kingdom (the “Financial Services Authority”) (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost Rate will be calculated by the Administrative Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Bank lending from an office in a Participating Member State will be the percentage notified by that Bank to the Administrative Agent. This percentage will be certified by that Bank in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Loans made from that office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that office.

4.	The Additional Cost Rate for any Bank lending from an office in the United Kingdom will be calculated by the Administrative Agent as follows:
a.	in relation to a sterling Loan:

AB + C(B — D) + E x 0.01	per cent, per annum
100 — (A+C)
b.	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent, per annum
300
Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the Eurocurrency Base Rate applicable to such Loan.

Schedule 1.01-1

C	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Sterling Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Sterling Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Sterling Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Sterling Reference Bank as being the average of the Fee Tariffs applicable to that Sterling Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Sterling Reference Bank.

8.	Each Bank shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

Schedule 1.01-2

(a)	the jurisdiction of its funding office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Bank shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Bank for the purpose of A and C above and the rates of charge of each Sterling Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Administrative Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a funding office in the same jurisdiction as its funding office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Sterling Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost Rate to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Sterling Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost Rate, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

Schedule 1.01-3

SCHEDULE 2.01

		Pro Rata
Bank	Commitment	Share of Commitment
Citicorp USA Inc.	$117,500,000	11.750000000%
Bank of America, N.A.	$117,500,000	11.750000000%
JPMorgan Chase Bank, N.A.	$105,000,000	10.500000000%
Barclays Bank PLC	$105,000,000	10.500000000%
Wachovia Bank, N.A.	$105,000,000	10.500000000%
ABN Amro Bank NV	$85,000,000	8.500000000%
William Street Commitment Corp.	$85,000,000	8.500000000%
KBC Bank	$65,000,000	6.500000000%
Standard Chartered Bank	$65,000,000	6.500000000%
HSBC Bank USA, National Association	$65,000,000	6.500000000%
The Bank of New York	$50,000,000	5.000000000%
Wells Fargo Bank, National Association	$35,000,000	3.500000000%
Total	$1,000,000,000	100.000000000%

Schedule 2.01-1

SCHEDULE 5.04
SUBSIDIARIES

JURISDICTION
IN WHICH
	2006 SUBSIDIARY	ORGANIZED
1.	A.V. CHEMIE GMBH	SWITZERLAND
2.	ADC PHILIPPINES, INC.	PHILIPPINES
3.	ADESPAN S.R.L.	ITALY
4.	ADESPAN U.K. LIMITED	UNITED KINGDOM
5.	AUSTRACOTE PTY LTD.	AUSTRALIA
6.	AVERY (CHINA) COMPANY LIMITED	CHINA
7.	AVERY CORP.	U.S.A.
8.	AVERY DE MEXICO S.A. DE C.V.	MEXICO
9.	AVERY DENNISON HOLDINGS (MALTA) LIMITED	MALTA
10.	AVERY DENNISON (ASIA) HOLDINGS LIMITED	MAURITIUS
11.	AVERY DENNISON (BANGLADESH) LTD.	BANGLADESH
12.	AVERY DENNISON (FIJI) LIMITED	FIJI
13.	AVERY DENNISON (FUZHOU) CONVERTED PRODUCTS LIMITED	CHINA
14.	AVERY DENNISON (GUANGZHOU) CO. LTD.	CHINA
15.	AVERY DENNISON (GUANGZHOU) CONVERTED PRODUCTS LIMITED	CHINA
16.	AVERY DENNISON (HONG KONG) LIMITED	HONG KONG
17.	AVERY DENNISON (INDIA) PRIVATE LIMITED	INDIA
18.	AVERY DENNISON (IRELAND) LIMITED	IRELAND
19.	AVERY DENNISON (KUNSHAN) CO., LIMITED	CHINA
20.	AVERY DENNISON (MALAYSIA) SDN. BHD.	MALAYSIA
21.	AVERY DENNISON (QINGDAO) CONVERTED PRODUCTS LIMITED	CHINA
22.	AVERY DENNISON (SUZHOU) CO. LIMITED	CHINA
23.	AVERY DENNISON (THAILAND) LTD.	THAILAND
24.	AVERY DENNISON (VIETNAM) LIMITED	VIETNAM
25.	AVERY DENNISON AUSTRALIA GROUP HOLDINGS PTY LIMITED	AUSTRALIA
26.	AVERY DENNISON AUSTRALIA INTERNATIONAL HOLDINGS PTY LTD.	AUSTRALIA
27.	AVERY DENNISON AUSTRALIA PTY LTD.	AUSTRALIA
28.	AVERY DENNISON BELGIE BVBA	BELGIUM
29.	AVERY DENNISON BV	NETHERLANDS
30.	AVERY DENNISON C.A.	VENEZUELA
31.	AVERY DENNISON CANADA INC.	CANADA
32.	AVERY DENNISON CHILE S.A.	CHILE
33.	AVERY DENNISON COLOMBIA S. A.	COLOMBIA
34.	AVERY DENNISON CONVERTED PRODUCTS DE MEXICO, S.A. DE C.V.	MEXICO
35.	AVERY DENNISON CONVERTED PRODUCTS EL SALVADOR S. A. DE C. V.	EL SALVADOR
36.	AVERY DENNISON COORDINATION CENTER BVBA	BELGIUM
37.	AVERY DENNISON DE ARGENTINA S.A.	ARGENTINA
38.	AVERY DENNISON DEUTSCHLAND GMBH	GERMANY
39.	AVERY DENNISON DO BRASIL LTDA.	BRAZIL
40.	AVERY DENNISON ETIKET TICARET LIMITED SIRKETI	TURKEY
41.	AVERY DENNISON EUROPE HOLDING (DEUTSCHLAND) GMBH & CO KG	GERMANY

Schedule 5.04-1

JURISDICTION
IN WHICH
	2006 SUBSIDIARY	ORGANIZED
42.	AVERY DENNISON FINANCE BELGIUM BVBA	BELGIUM
43.	AVERY DENNISON FINANCE FRANCE S. A. S.	FRANCE
44.	AVERY DENNISON FINANCE GERMANY GMBH	GERMANY
45.	AVERY DENNISON FINANCE LUXEMBOURG II SARL	LUXEMBOURG
46.	AVERY DENNISON FINANCE LUXEMBOURG S. A. R. L.	LUXEMBOURG
47.	AVERY DENNISON FOUNDATION	U.S.A.
48.	AVERY DENNISON FRANCE S.A.S.	FRANCE
49.	AVERY DENNISON G HOLDINGS I COMPANY	U.S.A.
50.	AVERY DENNISON G HOLDINGS III COMPANY	U.S.A.
51.	AVERY DENNISON G INVESTMENTS III LIMITED	GIBRALTAR
52.	AVERY DENNISON G INVESTMENTS V LIMITED	GIBRALTAR
53.	AVERY DENNISON GROUP DANMARK APS	DENMARK
54.	AVERY DENNISON GROUP SINGAPORE (PTE) LIMITED	SINGAPORE
55.	AVERY DENNISON HOLDING & FINANCE THE NETHERLANDS BV	NETHERLANDS
56.	AVERY DENNISON HOLDING AG	SWITZERLAND
57.	AVERY DENNISON HOLDING GMBH	GERMANY
58.	AVERY DENNISON HOLDING LUXEMBOURG S. A. R. L.	LUXEMBOURG
59.	AVERY DENNISON HOLDINGS LIMITED	AUSTRALIA
60.	AVERY DENNISON HOLDINGS NEW ZEALAND LIMITED	NEW ZEALAND
61.	AVERY DENNISON HONG KONG BV	NETHERLANDS
62.	AVERY DENNISON HUNGARY LIMITED	HUNGARY
63.	AVERY DENNISON IBERICA, S.A.	SPAIN
64.	AVERY DENNISON INVESTMENTS LUXEMBOURG S.A.R.L.	LUXEMBOURG
65.	AVERY DENNISON INVESTMENTS THE NETHERLANDS BV	NETHERLANDS
66.	AVERY DENNISON ITALIA S.R.L.	ITALY
67.	AVERY DENNISON KOREA LIMITED	KOREA
68.	AVERY DENNISON LUXEMBOURG S.A.R.L.	LUXEMBOURG
69.	AVERY DENNISON MANAGEMENT GMBH	GERMANY
70.	AVERY DENNISON MANAGEMENT KGAA	LUXEMBOURG
71.	AVERY DENNISON MANAGEMENT LUXEMBOURG S.A.R.L.	LUXEMBOURG
72.	AVERY DENNISON MATERIALS FRANCE S.A.R.L.	FRANCE
73.	AVERY DENNISON MATERIALS GMBH	GERMANY
74.	AVERY DENNISON MATERIALS IRELAND LIMITED	IRELAND
75.	AVERY DENNISON MATERIALS NEDERLAND BV	NETHERLANDS
76.	AVERY DENNISON MATERIALS NEW ZEALAND LIMITED	NEW ZEALAND
77.	AVERY DENNISON MATERIALS PTY LIMITED	AUSTRALIA
78.	AVERY DENNISON MATERIALS SDN BHD	MALAYSIA
79.	AVERY DENNISON MATERIALS U.K. LIMITED	UNITED KINGDOM
80.	AVERY DENNISON MOROCCO SARL	MOROCCO
81.	AVERY DENNISON NETHERLANDS INVESTMENT II B. V.	NETHERLANDS
82.	AVERY DENNISON NETHERLANDS INVESTMENT III BV	NETHERLANDS
83.	AVERY DENNISON NETHERLANDS INVESTMENT VI BV	NETHERLANDS
84.	AVERY DENNISON NORDIC APS	DENMARK
85.	AVERY DENNISON NORGE A/S	NORWAY
86.	AVERY DENNISON OFFICE ACCESSORIES U.K. LIMITED	UNITED KINGDOM
87.	AVERY DENNISON OFFICE PRODUCTS (NZ) LIMITED	NEW ZEALAND
88.	AVERY DENNISON OFFICE PRODUCTS (PTY.) LTD.	SOUTH AFRICA
89.	AVERY DENNISON OFFICE PRODUCTS COMPANY	U.S.A.
90.	AVERY DENNISON OFFICE PRODUCTS DE MEXICO, S.A. DE C.V.	MEXICO
91.	AVERY DENNISON OFFICE PRODUCTS EUROPE GMBH	SWITZERLAND
92.	AVERY DENNISON OFFICE PRODUCTS FRANCE S. A. S.	FRANCE
93.	AVERY DENNISON OFFICE PRODUCTS ITALIA S.R.L.	ITALY

Schedule 5.04-2

JURISDICTION
IN WHICH
	2006 SUBSIDIARY	ORGANIZED
94.	AVERY DENNISON OFFICE PRODUCTS MANUFACTURING U.K. LTD.	UNITED KINGDOM
95.	AVERY DENNISON OFFICE PRODUCTS PTY LIMITED	AUSTRALIA
96.	AVERY DENNISON OFFICE PRODUCTS U.K. LTD.	UNITED KINGDOM
97.	AVERY DENNISON OSTERREICH GMBH	AUSTRIA
98.	AVERY DENNISON OVERSEAS CORPORATION	U.S.A.
99.	AVERY DENNISON OVERSEAS CORPORATION (JAPAN BRANCH)	JAPAN
100.	AVERY DENNISON PENSION TRUSTEE LIMITED	UNITED KINGDOM
101.	AVERY DENNISON PERU S. R. L.	PERU
102.	AVERY DENNISON POLSKA SP. Z O.O.	POLAND
103.	AVERY DENNISON PRAHA SPOL. R. O.	CZECH REPUBLIC
104.	AVERY DENNISON REFLECTIVES DO BRAZIL LTDA.	BRAZIL
105.	AVERY DENNISON RETAIL INFORMATION SERVICES DE MEXICO, S. A. DE C.V.	MEXICO
106.	AVERY DENNISON RETAIL INFORMATION SERVICES DOMINICAN REPUBLIC, S. A.	DOMINICAN REPUBLIC
107.	AVERY DENNISON RETAIL INFORMATION SERVICES GUATEMALA, S. A.	GUATEMALA
108.	AVERY DENNISON RFID COMPANY	U.S.A.
109.	AVERY DENNISON RINKE GMBH	GERMANY
110.	AVERY DENNISON RIS KOREA LTD.	KOREA
111.	AVERY DENNISON RIS LANKA (PRIVATE) LIMITED	SRI LANKA
112.	AVERY DENNISON SCANDINAVIA APS	DENMARK
113.	AVERY DENNISON SCHWEIZ AG	SWITZERLAND
114.	AVERY DENNISON SECURITY PRINTING EUROPE APS	DENMARK
115.	AVERY DENNISON SHARED SERVICES, INC.	U.S.A.
116.	AVERY DENNISON SINGAPORE (PTE) LTD	SINGAPORE
117.	AVERY DENNISON SOUTH AFRICA (PROPRIETARY) LIMITED	SOUTH AFRICA
118.	AVERY DENNISON SUOMI OY	FINLAND
119.	AVERY DENNISON SVERIGE AB	SWEDEN
120.	AVERY DENNISON SYSTEMES D’ETIQUETAGE FRANCE S.A.S.	FRANCE
121.	AVERY DENNISON TAIWAN LIMITED	TAIWAN
122.	AVERY DENNISON U.K. LIMITED	UNITED KINGDOM
123.	AVERY DENNISON VERMOGENSVERWALTUNGS GMBH & CO K.G.	GERMANY
124.	AVERY DENNISON ZWECKFORM AUSTRIA GMBH	AUSTRIA
125.	AVERY DENNISON ZWECKFORM OFFICE PRODUCTS EUROPE GMBH	GERMANY
126.	AVERY DENNISON ZWECKFORM OFFICE PRODUCTS MANUFACTURING GMBH	GERMANY
127.	AVERY DENNISON ZWECKFORM UNTERSTUTZUNGSKASSE GMBH	GERMANY
128.	AVERY DENNISON, S.A. DE C.V.	MEXICO
129.	AVERY DENNISON-MAXELL K. K.	JAPAN
130.	AVERY GRAPHIC SYSTEMS, INC.	U.S.A.
131.	AVERY GUIDEX LIMITED	UNITED KINGDOM
132.	AVERY HOLDING LIMITED	UNITED KINGDOM
133.	AVERY HOLDING S.A.S.	FRANCE
134.	AVERY OFFICE PRODUCTS PUERTO RICO LLC	PUERTO RICO
135.	AVERY PACIFIC LLC	U.S.A.
136.	AVERY PROPERTIES PTY. LIMITED	AUSTRALIA
137.	AVERY, INC.	U.S.A.
138.	DENNISON COMERCIO, IMPORTACAS E EXPORTACAO LTDA.	BRAZIL
139.	DENNISON DEVELOPMENT ASSOCIATES	U.S.A.
140.	DENNISON INTERNATIONAL COMPANY	U.S.A.
141.	DENNISON MANUFACTURING COMPANY	U.S.A.

Schedule 5.04-3

JURISDICTION
IN WHICH
	2006 SUBSIDIARY	ORGANIZED
142.	INDUSTRIAL DE MARCAS LTDA	COLOMBIA
143.	JAC (U.K.) LIMITED	UNITED KINGDOM
144.	JAC ASIA PACIFIC PTY LTD.	AUSTRALIA
145.	JAC ASIA PACIFIC SDN BHD	MALAYSIA
146.	JAC AUSTRALIA PTY LTD.	AUSTRALIA
147.	JAC CARIBE C.S.Z.	DOMINICAN REPUBLIC
148.	JAC DO BRASIL LTDA.	BRAZIL
149.	JAC NEW ZEALAND LIMITED	NEW ZEALAND
150.	JACKSTADT FRANCE S.N.C.	FRANCE
151.	JACKSTADT FRANCE SARL	FRANCE
152.	JACKSTADT GMBH	GERMANY
153.	JACKSTADT SOUTH AFRICA (PTY) LTD.	SOUTH AFRICA
154.	JACKSTADT VERMOGENSVERWALTUNGS GMBH	GERMANY
155.	L&E AMERICAS SERVICIOS, S. A. DE C.V.	MEXICO
156.	L&E PACKAGING FAR EAST LIMITED	HONG KONG
157.	MODERN MARK INTERNATIONAL LIMITED	HONG KONG
158.	MONARCH INDUSTRIES, INC.	U.S.A.
159.	PT AVERY DENNISON INDONESIA	INDONESIA
160.	PT AVERY DENNISON PACKAGING INDONESIA	INDONESIA
161.	RF IDENTICS, INC.	U.S.A.
162.	RINKE DIS TISCARET LTD (SIRKETI)	TURKEY
163.	RINKE ETIKET SERVIS SANAYI VE TICARET LTD SIRKETI	TURKEY
164.	RINKE FAR EAST LTD	HONG KONG
165.	RIPRO FAR EAST LTD	HONG KONG
166.	RVL AMERICAS, S DE R.L. DE C.V.	MEXICO
167.	RVL CENTRAL AMERICA, S. A.	GUATEMALA
168.	RVL PACKAGING FAR EAST LIMITED	HONG KONG
169.	RVL PACKAGING INDIA PRIVATE LIMITED	INDIA
170.	RVL PACKAGING MIDDLE EAST F.Z.C.	UNITED ARAB EMIRATES
171.	RVL PACKAGING SINGAPORE PTE LTD.	SINGAPORE
172.	RVL PACKAGING TAIWAN LTD.	TAIWAN
173.	RVL PACKAGING, INC.	U.S.A.
174.	RVL PHILIPPINES, INC.	PHILIPPINES
175.	RVL PRINTED LABEL FAR EAST LIMITED	HONG KONG
176.	RVL PRINTED LABELS, LLC	U.S.A.
177.	RVL SERVICE, S. DE R. L. DE C. V.	MEXICO
178.	SECURITY PRINTING DIVISION, INC.	U.S.A.
179.	STIMSONITE AUSTRALIA PTY LIMITED	AUSTRALIA
180.	TIADECO PARTICIPACOES, LTDA.	BRAZIL
181.	UNIVERSAL PACKAGING & DESIGN, LTD.	HONG KONG
182.	WORLDWIDE RISK INSURANCE, INC.	U.S.A.

Schedule 5.04-4

SCHEDULE 5.09
LITIGATION
The Company has been designated by the U.S. Environmental Protection Agency (“EPA”) and/or other responsible state agencies as a potentially responsible party (“PRP”) at eighteen waste disposal or waste recycling sites, which are the subject of separate investigations or proceedings concerning alleged soil and/or groundwater contamination and for which no settlement of the Company’s liability has been agreed. The Company is participating with other PRPs at such sites, and anticipates that its share of cleanup costs will be determined pursuant to remedial agreements entered into in the normal course of negotiations with the EPA or other governmental authorities.
The Company has accrued liabilities for these and certain other sites, including sites in which governmental agencies have designated the Company as a PRP, where it is probable that a loss will be incurred and the cost or amount of loss can be reasonably estimated. However, because of the uncertainties associated with environmental assessment and remediation activities, future expense to remediate the currently identified sites and any sites which could be identified in the future for cleanup could be higher than the liability currently accrued.
During the third quarter of 2006, the Company recognized additional liability of $13 million for estimated environmental remediation costs for a former operating facility, for which $2 million had been accrued in the second quarter of 2006. The amount accrued represents the lower end of the current estimated range of $15 million to $17 million for costs expected to be incurred. Management considered additional information provided by outside consultants in revising its previous estimates of expected costs. This estimate could change depending on various factors such as modification of currently planned remedial actions, changes in the site conditions, a change in the estimated time to complete remediation, changes in laws and regulations affecting remediation requirements and other factors.
Other amounts currently accrued are not significant to the consolidated financial position of the Company and, based upon current information, management believes it is unlikely that the final resolution of these matters will significantly impact the Company’s consolidated financial position, results of operations or cash flows.
On June 18, 2007, the Canadian Department of Justice notified the Company that the Competition Law Division of the Canadian Department of Justice had decided to close its criminal investigation (initiated in July 2004) into competitive practices in the label stock industry without further action, as described below.
On October 19, 2006, the U.S. Department of Justice notified the Company that the U.S. Department of Justice had decided to close its criminal investigation (initiated in April 2003) into competitive practices in the label stock industry without further action, as described below.
On November 15, 2006, the Company announced that it had been notified that the European Commission (“EC”) had closed its investigation (initiated in May 2004) into the Company’s competitive activities in the label stock industry with no action, as described below.

Schedule 5.09-1

On April 14, 2003, the Company announced that it had been notified that the U.S. Department of Justice (“DOJ”) had initiated a criminal investigation into competitive practices in the label stock industry. The Company cooperated with the now closed investigation.
On April 15, 2003, the U.S. Department of Justice filed a complaint in the U.S. District Court for the Northern District of Illinois (“DOJ Merger Complaint”) seeking to enjoin the proposed merger of UPM-Kyrnrnene (“UPM) and the Morgan Adhesives (“MACtac”) division of Bemis Co., Inc. (“Bemis”). The DOJ Merger Complaint included references not only to the parties to the merger, but also to an unnamed “Leading Producer” of North American label stock, which is the Company. The DOJ Merger Complaint asserted that “UPM and the Leading Producer have already attempted to limit competition between themselves, as reflected in written and oral communications to each other through high level executives regarding explicit anticompetitive understandings, although the extent to which these efforts have succeeded is not entirely clear to the United States at the present time.” On July 25, 2003, the United States District Court for the Northern District of Illinois entered an order enjoining the proposed merger. UPM and Bemis thereafter agreed to terminate the merger agreement.
On April 24, 2003, Sentry Business Products, Inc. filed a purported class action in the United States District Court for the Northern District of Illinois against the Company, UPM, Bemis and certain of their subsidiaries seeking treble damages and other relief for alleged unlawful competitive practices, essentially repeating the underlying allegations of the DOJ Merger Complaint. Ten similar complaints were filed in various federal district courts. In November 2003, the cases were transferred to the United States District Court for the Middle District of Pennsylvania and consolidated for pretrial purposes. Plaintiffs filed a consolidated complaint on February 16,2004, which the Company answered on March 31,2004. On April 14,2004, the court separated the proceedings as to class certification and merits discovery, and limited the initial phase of discovery to the issue of the appropriateness of class certification. On January 4,2006, plaintiffs filed an amended complaint. On March 1,2007, the court heard oral argument on the issue of the appropriateness of class certification. The Company intends to defend these matters vigorously.
On May 6, 2003, Sekuk Global Enterprises filed a purported stockholder class action in the United States District Court for the Central District of California against the Company and Messrs. Neal, O’Bryant and Skovran (then CEO, CFO and Controller, respectively) seeking damages and other relief for alleged disclosure violations pertaining to alleged unlawful competitive practices. Subsequently, another similar action was filed in the same court. On September 24,2003, the court appointed a lead plaintiff, approved lead and liaison counsel and ordered the two actions consolidated as the “In Re Avery Dennison Corporation Securities Litigation.” Pursuant to court order and the parties’ stipulation, plaintiff filed a consolidated complaint in mid-February 2004. The court approved a briefing schedule for defendants’ motion to dismiss the consolidated complaint, with a contemplated hearing date in June 2004. In January 2004, the parties stipulated to stay the consolidated action, including the proposed briefing schedule, pending the outcome of the government investigation of alleged anticompetitive conduct by the Company. On January 12,2007, following the DOJ’s closing of its investigation, the plaintiffs filed a notice of voluntary dismissal of the case without prejudice. On January 17, 2007, the Court entered an order dismissing the case.

Schedule 5.09-2

On May 21, 2003, The Harman Press filed in the Superior Court for the County of Los Angeles, California, a purported class action on behalf of indirect purchasers of label stock against the Company, UPM and UPM’s subsidiary Raflatac (“Raflatac”), seeking treble damages and other relief for alleged unlawful competitive practices, essentially repeating the underlying allegations of the DOJ Merger Complaint. Three similar complaints were filed in various California courts. In November 2003, on petition from the parties, the California Judicial Council ordered the cases be coordinated for pretrial purposes. The cases were assigned to a coordination trial judge in the Superior Court for the City and County of San Francisco on March 30,2004. On January 21, 2005, American International Distribution Corporation filed a purported class action on behalf of indirect purchasers in the Superior Court for Chittenden County, Vermont. Similar actions were filed by Richard Wrobel, on February 16,2005, in the District Court of Johnson County, Kansas; and by Chad and Terry Muzzey, on February 16,2005 in the District Court of Scotts Bluff County, Nebraska. On February 17,2005, Judy Benson filed a purported multi-state class action on behalf of indirect purchasers in the Circuit Court for Cocke County, Tennessee. The Company intends to defend these matters vigorously.
On May 25, 2004, officials from the European Commission (“EC”), assisted by officials from national competition authorities, launched unannounced inspections of and obtained documents from the Company’s pressure-sensitive materials facilities in the Netherlands and Germany. The investigation apparently sought evidence of unlawful anticompetitive activities affecting the European paper and forestry products sector, including the label stock market. The Company cooperated with the now closed investigation.
On May 18, 2005, Ronald E. Dancer filed a purported class action in the United States District Court for the Central District of California against the Company, Mr. Neal, Karyn Rodriguez (VP and Treasurer) and James Bochinski (then VP, Compensation and Benefits), for alleged breaches of fiduciary duty under the Employee Retirement Income Security Act to the Company’s Employee Savings Plan and Plan participants. The plaintiff alleges, among other things, that permitting investment in and retention of Company Common Stock under the Plan was imprudent because of alleged anticompetitive activities by the Company, and that failure to disclose such activities to the Plan and participants was unlawful. Plaintiff seeks an order compelling defendants to compensate the Plan for any losses and other relief. The court approved the parties’ stipulation to stay the matter pending the outcome of the government investigation of alleged anticompetitive conduct by the Company. The Company intends to defend this matter vigorously.
On August 18, 2005, the Australian Competition and Consumer Commission notified two of the Company’s subsidiaries, Avery Dennison Material Pty Limited and Avery Dennison Australia Pty Ltd, that it was seeking information in connection with a label stock investigation. The Company is cooperating with the investigation.
On October 19, 2006, the DOJ notified the Company that the DOJ decided to close its criminal investigation into competitive practices in the label stock industry without further action.
On November 15, 2006, the Company announced that it had been notified that the EC had closed its investigation into the Company’s competitive activities in the label stock industry with no action.

Schedule 5.09-3

On June 18, 2007, the Canadian Department of Justice notified the Company that the Competition Law Division of the Canadian Department of Justice had decided to close its criminal investigation into competitive practices in the label stock industry without further action.
The Board of Directors created an ad hoc committee comprised of independent directors to oversee the foregoing matters.
The Company is unable to predict the effect of these matters at this time, although the effect could be adverse and material.
In 2005, the Company contacted relevant authorities in the U.S. and reported the results of an internal investigation of potential violations of the U.S. Foreign Corrupt Practices Act. The transactions at issue were carried out by a small number of employees of the reflective business in China, and involved, among other things, impermissible payments or attempted impermissible payments. The payments or attempted payments and the contracts associated with them appear to have been relatively minor in amount and of limited duration. Corrective and disciplinary actions have been taken. Sales of the reflective business in China in 2005 were approximately $7 million. Based on findings to date, no changes to the Company’s previously filed financial statements were warranted as a result of these matters. However, the Company expects that fines or other penalties may be incurred. While the Company is unable to predict the financial or operating impact of any such fines or penalties, the Company believes that our behavior in detecting, investigating, responding to and voluntarily disclosing these matters to authorities should be viewed favorably.
The Company and its subsidiaries are involved in various other lawsuits, claims and inquiries, most of which are routine to the nature of the business. Based upon current information, the Company believes that the resolution of these other matters will not materially affect us.

Schedule 5.09-4

SCHEDULE 10.06
LENDING OFFICES AND
ADDRESSES FOR NOTICES
AVERY DENNISON CORPORATION

AVERY DENNISON CORPORATION
150 North Orange Grove Boulevard
Pasadena, California 91103
Attention:	Karyn E. Rodriguez
Vice President and Treasurer
Telephone: 626-304-2210
Facsimile: 626-304-2319
CITICORP USA, INC.
Administrative Agent’s Payment Office and CUSA’s Lending Office
(for payments and Notices of Borrowing and Notices of Conversion/Continuation):

Citibank, N.A.
Global Loans Operations
2 Penns Way, Suite 200
New Castle, Delaware 19726
Attention:	Vincent Farrell
Telephone: 302-894-6032
Facsimile: 302-894-6120
Other Notices:

Domestic and Eurocurrency Lending Office:

Citicorp USA, Inc.
1 Court Square
Long Island City, NY 11120
Attention:	Melanie Vora
Telephone: 718-248-5698
Facsimile: 718-240-4844
Notices (other than Notices of Borrowing and Notices of Conversion/Continuation):
Citibank, N.A.
Bank Loan Syndications
2 Penns Way, Suite 200
New Castle, Delaware 19720

Schedule 10.06-1

Attention:	Janet Wallace-Himmler
Telephone: 302-894-6029
Facsimile: 212-994-0961
janet.wallacehimmler@citigroup.com
BANK OF AMERICA, N.A.
Loan repayments, interest, fees:

Bank of America, N.A.
2001 Clayton Rd, Building B, 2nd Floor
Mail Code: CA4-702-02-25
Concord, CA 94520-2405
Attention:	Jesse Phalen
Telephone: 925-675-8458
Facsimile: 888-969-9228
Electronic Mail: jesse.c.phalen@bankofamerica.com
Other Notices:

Bank of America, N.A.
333 S. Hope Street, 24th Floor
Mail Code: CA9-193-24-05
Los Angeles, CA 90071
Attention:	Bob Troutman
Telephone: 213-621-8765
Facsimile: 213-621-8793
Electronic Mail: bob.troutman@bankofamerica.com
Scott Lambert
Telephone: 213-621-8766
Facsimile: 213-621-8793
Electronic Mail: scott.lambert@bankofamerica.com
[OTHER BANKS]

Schedule 10.06-2

EXHIBIT A
FORM OF NOTICE OF BORROWING
TO: Citicorp USA, Inc., as Administrative Agent
     Pursuant to Section 2.03 of that certain First Amended and Restated Revolving Credit Agreement dated as of August 10, 2007 (as from time to time amended, extended, restated, modified or supplemented, the “Credit Agreement;” capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement), among Avery Dennison Corporation (the “Borrower”), the Banks named therein (the “Banks”), Citicorp USA, Inc., as administrative agent (the “Administrative Agent”), and Bank of America, N.A., as syndication agent, this represents the Borrower’s request to borrow on                      from the Banks, according to their respective Pro Rata Share, [$] [€] [₤]                      as [Base Rate] [Eurocurrency Rate] Loans. [The initial Interest Period for such Eurocurrency Rate is requested to be a                     -month period]. The proceeds of such Loans are to be deposited in the Borrower’s account at the Administrative Agent.
     The undersigned Designated Officer hereby certifies that [, except as described in a schedule attached hereto (which is subject to the approval of the Majority Banks),] the representations and warranties contained in Section 5 of the Credit Agreement [(other than in Sections 5.06 and 5.09)] are true and correct in all material respects, and are deemed made, on and as of the date of the Loan as though made on and as of that date, and no state of facts constituting a Default or an Event of Default has occurred and is continuing or will result from the proposed borrowing.
DATED:

AVERY DENNISON CORPORATION

By

Its

Notice Of Borrowing

A-1

EXHIBIT B
FORM OF NOTICE OF CONVERSION/CONTINUATION
Citicorp USA, Inc., as Administrative Agent
     1. Conversion Selection. Pursuant to Section 2.04 of that certain First Amended and Restated Revolving Credit Agreement dated as of August 10, 2007 (as from time to time amended, extended, restated, modified or supplemented, the “Credit Agreement;” capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement), among Avery Dennison Corporation (the “Borrower”), the Banks named therein (the “Banks”), Citicorp USA, Inc., as administrative agent (the “Administrative Agent”), and Bank of America, N.A., as syndication agent, this represents the Borrower’s request to convert [$] [€] [₤]                      of existing [Base Rate] [Eurocurrency Rate] Loans on                                   , 20                                   , into [Eurocurrency Rate] [Base Rate] Loans, as follows:

Interest Period
(Eurocurrency
Amount	Rate Loans)
[$] [€] [₤]	months
     2. Continuation Selection. (Eurocurrency Rate Loans). Pursuant to Section 2.04 of the Agreement, please continue [$] [€] [₤]                      of existing Eurocurrency Rate Loans, the final day of the current Interest Period of which is                                   , 20                                   , as follows:

Requested Interest
Period
(Eurocurrency
Amount	Rate Loans)
[$] [€] [₤]	months
Notice of Conversion/Continuation

B-1

     3. Representations and Warranties; No Default. The undersigned Designated Officer hereby certifies that [, except as described in a schedule attached hereto (which is subject to the approval of the Majority Banks),] the representations and warranties contained in Section 5 of the Credit Agreement (other than in Sections 5.06 and 5.09) are true and correct in all material respects, and are deemed made, on and as of the date of the [conversion] [continuation] requested hereby as though made on and as of that date, and no state of facts constituting a Default or an Event of Default has occurred and is continuing or will result from the proposed [conversion] [continuation].

AVERY DENNISON CORPORATION

By

Its

Notice of Conversion/Continuation

B-2

EXHIBIT C
COMPLIANCE CERTIFICATE
Citicorp USA, Inc., as Administrative Agent
     Reference is made to that certain First Amended and Restated Revolving Credit Agreement dated as of August 10, 2007 (as from time to time amended, extended, restated, modified or supplemented, the “Credit Agreement;” capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement), among Avery Dennison Corporation (the “Borrower”), the Banks named therein (the “Banks”), Citicorp USA, Inc., as administrative agent (the “Administrative Agent”), and Bank of America, N.A., as syndication agent.
     I,                     , hereby certify that I am a Designated Officer of the Borrower holding the office set forth below my signature and that:
     1. Based on the duly certified financial statements delivered concurrently with this Certificate, as of the date thereof:

A. LEVERAGE RATIO (Section 7.07(a))

1. Consolidated Debt:	$
2. Consolidated EBITDA
a. Consolidated Net Income:	$
b. Consolidated Interest:	$
c. Provision for income taxes:	$
d. Depreciation and amortization expense:	$
e. Total (Lines A.2.a + b + c + d):	$

4. Leverage Ratio (Line 1 ÷ Line 2.e.):	to 1
Maximum permitted Leverage Ratio: 3.50 to 1.00.

B. RATIO OF CONSOLIDATED EARNINGS BEFORE INTEREST AND TAXES TO CONSOLIDATED INTEREST (Section 7.07(b))

1. Consolidated Earnings Before Interest and Taxes:	$
2. Consolidated Interest:	$
3. Ratio of Consolidated Earnings Before Interest and Taxes to Consolidated Interest (Line B1 ÷ Line B2):	to 1
     Required minimum: Ratio to be 3.50 to 1.00 or more.
     2. The following constitutes a further explanation of the manner in which the foregoing data relate to the attached financial statements to the extent not readily apparent:
Compliance Certificate

C-1

     3. I have reviewed the activities of the Borrower and its Subsidiaries during the fiscal period covered by the attached financial statements to the extent necessary to permit me to deliver this Certificate.
     4. Except with respect to the Defaults and Events of Default specified and explained as to their nature and status below, the Borrower and its Subsidiaries have performed and observed each covenant and condition of the Loan Documents applicable to them during the fiscal period covered by the attached financial statements, and there exists no Default or Event of Default:

     IN WITNESS WHEREOF, I have signed this Compliance Certificate on behalf of Avery Dennison Corporation on this ___day of                     , 20___.

By

Name

Title

Compliance Certificate

C-2

EXHIBIT D
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the facility identified below (including, without limitation, to the extent permitted to be assigned under applicable law, all claims (including, without limitation, contract claims, tort claims, malpractice claims and all other claims at law or in equity, including claims under any law governing the purchase and sale of securities or governing indentures pursuant to which securities are issued), suits, causes of action and any other right of the Assignor against any other Person) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:	[and is an Affiliate/Approved Fund of [identify Bank]1]

3. Borrower:	Avery Dennison Corporation

4. Administrative Agent:	Citicorp USA, Inc., as the administrative agent under the Credit Agreement

5. Credit Agreement:	First Amended and Restated Revolving Credit Agreement dated as of August 10, 2007 (as from time to time amended, extended, restated, modified or supplemented) among the Borrower, the Banks, the Administrative Agent, and Bank of America, N.A., as Syndication Agent.

[1]	Select as applicable.
Assignment and Assumption

6. Assigned Interest:

Aggregate
Amount of	Amount of	Percentage
Commitment/Loans	Commitment/Loans	Assigned of
for all Banks*	Assigned*	Commitment/Loans[2]
$	$	%
[7. Trade Date:                                                                                                                               3
Effective Date:                      , 20                      [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF THE RECORDATION OF TRANSFER IN THE REGISTER THEEFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:
[Consented to:]4
AVERY DENNISON CORPORATION

By:
Title:

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[4]	To be added only when the consent of the Borrower is required by the terms of the Credit Agreement.
Assignment and Assumption

ANNEX I TO ASSIGNMENT AND ASSUMPTION
First Amended and Restated
Credit Agreement
Dated as of August 10, 2007
among Avery Dennison Corporation,
the Banks named therein, Citicorp USA, Inc., as Administrative Agent, and Bank of America, N.A., as Syndication Agent
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a Foreign Bank, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.
Assignment and Assumption

     1.3. Assignee’s Address for Notices, etc. Attached hereto as Schedule 1 is all contact information, address, account and other administrative information relating to the Assignee.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of California.
Assignment and Assumption

SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION
ADMINISTRATIVE DETAILS
     (Assignee to list names of credit contacts, addresses, phone and facsimile numbers, electronic mail addresses and account and payment information)
Assignment and Assumption